Exhibit 10.6

BETWEEN CLINTON COUNTY BIO ENERGY, LLC

AND

BIOSOURCE FUELS, LLC

This Agreement has been prepared for use with the Standard General Conditions of the Contract Between Owner and Design/Builder.  Their provisions are interrelated and a change in one may necessitate a change in the other.

Confidential and Proprietary Information

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AGREEMENT

BETWEEN OWNER AND DESIGN/BUILDER

THIS AGREEMENT is by and between Clinton County BioEnergy, LLC of 1571 Main Avenue, Clinton, Iowa 52732 (Owner) and BIOSOURCE FUELS, LLC of 600 Dewey Boulevard, Butte, Montana 59701(Design/Builder).

Owner and Design/Builder, in consideration of the mutual covenants hereinafter set forth, agree as follows:

ARTICLE 1 - THE WORK

1.01.        Design/Builder shall complete all Work as specified or indicated in the Contract Scope of Work known as Exhibit A of this Agreement dated October 14th, 2005.  The Work is generally described as follows:

A.            Project Management – provide programmatic oversight to aid in the execution of the project, provide a communication link with the Owner and provide direction and guidance to subcontractors during the execution of the project.

B.            Professional Design Services – provide professional engineering process development and design phase services to develop and assemble fabrication drawings, equipment specifications and project requirements as well as provide construction phase professional support services.

C.            Fabrication and Installation – provide procurement, purchasing, fabrication and construction services for the creation, assembly and installation of various process equipment, including piping, wiring, instrumentation and controls, and other various mechanical, structural, and electrical construction services.

D.            Plant Commissioning and Startup – provide professional services to direct and oversee the commissioning and startup of the various plant process units as well as their integrated process operations and operate the plant during an initial startup period until the various process warranties and objectives are met.

E.             Training and Technical Support – provide training to the Owner’s selected operators during the commissioning and startup phase of the plant.

F.             The Design/Builder is not responsible for the final design and construction of the tank farm, load out facilities, process building, site development, permitting.

ARTICLE 2 - THE PROJECT

2.01.       The Project for which the Work under the Contract Documents may be the whole or only a part is generally described as follows:

Clinton County BioEnergy, LLC has contracted the services of BIOSOURCE FUELS, LLC under a design build agreement to design, build, deliver, startup and commission a biodiesel production facility to be located near Camanche, Iowa.  This biodiesel production facility will utilize a virgin soy bean oil feedstock for conversion to fuel quality methyl esters and a co-product glycerin.    The feedstock for the biodiesel synthesis process will be variable lipid feedstocks with a Free Fatty Acid content of less than 1% with an MIU concentration not to exceed 1.5% by mass.

The plant must be a continuous process capable of producing 10-million gallons per year of the B100 product.  The process and plant must be robust, safe and be designed to operate as a continuous process based on a 24-hour day, 350-day per year operation.

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ARTICLE 3 - CONTRACT TIMES

3.01.       Time of the Essence

All time limits for Milestones, if any, Substantial Completion, and completion and readiness for final payment as stated in the Contract Documents are of the essence of the Contract.

3.02.       Days to Achieve Substantial Completion and Final Payment

The Work is targeted for Substantial Completion as defined in Article 13.05 of the General Conditions on July 21st, 2006 and is to be completed and ready for final payment in accordance with paragraph 13.08 of the General Conditions within 30 calendar days after the date of Substantial Completion.  This date of Substantial Completion is predicated on CCBE providing Notice to Proceed to BIOSOURCE FUELS no later than October 17th, 2005 and that CCBE has acquired all required permits and has reached Substantial Completion on all CCBE-furnished improvements including the site development, tank farm and load out facilities and the process building prior to March 1st, 2006.

The Design/Builder and Owner agree and acknowledge that the Plant will be ready for Partial Utilization as defined in Articles 1.01.30 and 13.06 of the General Conditions and that the Owner will be capable of producing product for sale prior to the Substantial Completion date.  This is because both the Design/Builder and Owner acknowledge and agree that this is the first commercial scale facility that has been constructed using the Design/Builder’s technology and additional time may be required to optimize the final operations with respect to product throughput and yield, however biodiesel and glycerin product will be produced for sale in advance of the optimization efforts thereby permitting the Owner to begin commercial operations.

The Partial Utilization has been defined as the plant being capable of producing at a flow rate of 600 gallons per hour of ASTM D 6751-03 Grade S15 biodiesel.  The Partial Utilization date has been established at June 5th, 2006.

The incentive for both the Owner and Design/Builder to achieve the target dates for Partial Utilization and Substantial Completion is provided through the payment schedule in which 30% of the Contract Value will be withheld by the Owner until such time as the Design/Builder achieves Substantial Completion.

3.03        Definition of Substantial Completion

Design/Builder and Owner have agreed to the following standards as a measure of the Project’s Substantial Completion and acceptance. Articles 1.01.43 and 13.05 of the General Conditions shall be amended to include the following elements to define Substantial Completion:

3.03.01  Feedstock Specification Requirements

The feedstock for the biodiesel synthesis process will be crude degummed soybean oil with a Free Fatty Acid content of less than 1% with an MIU concentration not to exceed 1.5% by mass.   Moreover, the crude degummed soybean oil feedstock shall possess a triglyceride content of not less than 99%.

3.03.02  Product Specifications

To achieve Substantial Completion, the Project must demonstrate that the final biodiesel product shall be in conformance with ASTM D 6751-03 Grade S15

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To achieve Substantial Completion, the Project must demonstrate that the final Glycerin will meet 97% purity.

3.03.03  Process Throughput

To achieve Substantial Completion, the Project must demonstrate that the plant must be a continuous process capable of producing 10-million gallons per year of the biodiesel product.  The plant will be designed to operate as a continuous process based on a 24-hour day, 350-day per year operation.  The process warranty will be for 1,200 gallons per hour as measured in the transfer line to the final biodiesel inventory tankage.

3.03.04  Product Yield

Yield shall be defined as pounds of feedstock as defined in Article 3.03.01 required to yield one U.S gallon of ASTM D 6751-03 quality biodiesel as measured during steady state operating conditions.  Based upon analytical testing, pilot plant operations and completed mass balances, this feedstock is expected to yield between 7.80 and 8.00 pounds of feedstock per gallon of biodiesel, however, BSF will make all reasonable efforts to improve this yield during plant commissioning.  To achieve Substantial Completion, the Project must demonstrate that the plant can achieve the minimum yield value of 8.00 pounds per gallon.

3.04.        Liquidated Damages

Design/Builder and Owner recognize that time is of the essence of this Agreement.   Owner and Design/Builder agree that as liquidated damages for delay (but not as a penalty), except as outlined is 3.04.01, Design/Builder shall only receive 70% of the Contract Value until Substantial Completion as defined in Article 3.03 is achieved. Upon issuance of the Substantial Completion Certificate, Design/Builder shall receive 95% of the Contract Value.

After Substantial Completion, Design/Builder shall complete the remaining Work within the time specified in paragraph 3.02 for completion and readiness for final payment or any proper extension thereof granted by Owner, Design/Builder in order to receive the final 100% of the Contract Value.

3.04.01  Feedstock Yield Liquidated Damages

In addition, the Design/Builder and Owner have agreed to liquidated damages for feedstock yield.  Based upon pilot plant trials conducted in August of 2005 using the model feedstock defined in 3.03.01, the feedstock yield is expected to be 7.80 pounds of raw feedstock to produce one gallon of biodiesel.  During plant commissioning, if the plant yields one gallon of biodiesel per 7.80 to 8.00 pounds of feedstock, then the warranty has been satisfied, however, if the measured yield values are greater than the limits of the accepted range, Design/Builder will invest additional plant capital equipment required to achieve the warranted yields at no charge to Owner.  If the feedstock is physically and chemically the same as the model feedstock and Design/Builder is incapable of correcting the problem to achieve the warranted yield values, then the solution is to change feedstocks or accept the performance of the feedstock in question.  In this latter case, Design/Builder will accept that penalties be imposed as liquidated damages based upon the following schedule of values:

7.80 to 8.00 pounds per gallon	—	The liquidated damages shall be $0 payable to Owner
8.01 to 8.20 pounds per gallon	—	The liquidated damages shall be $250,000 payable to Owner
8.20 or greater pounds per gallon	—	The liquidated damages shall be $500,000 payable to Owner

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ARTICLE 4 - CONTRACT PRICE

4.01        Contract Price or Design/Build Cost is the cost to Owner to design and construct the Work.  Design/Build Cost is limited to Design Professional Services and Construction to be furnished by Design/Builder, and does not include costs of items not provided by Design/Builder including but not limited to cost of land and rights of way, compensation for damages to properties, interest and financing charges, and charges for services to be provided to Owner by others.  Owner shall pay Design/Builder for completion of the Work in accordance with the Contract Documents an amount equal to the Guaranteed Maximum Price as defined below

4.02        Guaranteed Maximum Price

Design/Builder guarantees that the maximum obligation of Owner for the sum of the Cost of the Work will not exceed Five million seven hundred fifty five thousand six hundred thirty three dollars ($5,755,633).  “Guaranteed Maximum Price” is subject to increases or decreases for changes in the Work as provided in paragraph 10.01 of the General Conditions.

4.03        Contingency Account

In addition, a contingency account in the amount of Two hundred fifty two thousand seven hundred eight two dollars ($252,782), has been established to be held in account by the Owner.  During the course of the project, should unforeseen cost increases be encountered by the Design/Builder, the Design/Builder will submit documentation supporting the cost increase to the Owner for review and approval as an increase to the Guaranteed Maximum Price.

ARTICLE 5 - COST OF THE WORK

5.01        Cost of the Work shall be determined as provided in paragraph 10.01 of the General Conditions, but, in addition to any limitations therein set forth, it shall not include costs in excess of any Guaranteed Maximum Contract Price as set forth in Article 4.02 hereof.

ARTICLE 6 - CHANGES IN THE CONTRACT PRICE

6.01        The amount of any increases or decreases in the Guaranteed Maximum Price which results from a Change Order shall be set forth in the applicable Change Order subject to the following:

1.             In the case of net additions in the Work, the amount of any increase in the Guaranteed Maximum Price shall be determined in accordance with paragraph 10.01 and 10.02 of the General Conditions.

2.             In the case of net deletions in the Work, the amount of any such decrease shall be determined in accordance with paragraph 10.02.C of the General Conditions, and any Guaranteed Maximum Price shall be reduced by mutual agreement.

3.             The total of any and all Owner approved cost increases to the Guaranteed Maximum Price shall be applied against the contingency account as stated in Article 4.02.  If the total of all Owner approved cost increases is less than the contingency amount, the balance shall revert to the Owner upon completion of the Project and will not be included in the request for Final Payment by Design-Builder.

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ARTICLE 7 - PAYMENT PROCEDURES

7.01.       Submittal and Processing of Payments

A.            Design/Builder shall submit, and Owner will process, Applications for Payment in accordance with Article 13 of the General Conditions and the Schedule of Values established in paragraph 2.06.A.3 of the General Conditions and shown in Exhibit B to this Agreement.  Applications for Payment will indicate the amount of the Contract Price then payable.

7.02.       Progress Payments

A.            Owner shall make progress payments on account of the Contract Price on the basis of Design/Builder’s Applications for Payment that are to be submitted in accordance with the Schedule of Values – Exhibit B to this Agreement.  All such payments will be defined by the Schedule of Values established in paragraph 2.06.A.3 of the General Conditions and shown in Exhibit B to this Agreement.

7.03.       Final Payment

A.            Upon final completion and acceptance of the Work in accordance with paragraph 13.08 of the General Conditions, Owner shall pay the remainder of the Contract Price.

ARTICLE 8 - INTEREST

All moneys not paid when due as provided in Article 13 of the General Conditions shall bear interest at the rate of 1-1/2% percent per annum.

ARTICLE 9 - REPRESENTATIONS

9.01        Design/Builder’s Representations

In addition to those representations and responsibilities as outlined in Article 6.0 of the General Conditions, and to induce Owner to enter into this Agreement, Design/Builder makes the following representations:

A.            Design/Builder has examined and carefully studied the Contract Documents listed in paragraphs 11.01.A through D of this Agreement.

B.            Design/Builder has visited the Site and become familiar with and is satisfied as to the general, local, and Site conditions that may affect cost, progress, and performance of the Work.

C.            Design/Builder is familiar with and is satisfied as to all federal, state, and local Laws and Regulations that may affect cost, progress, and performance of the Work.

D.            Design/Builder is aware of the general nature of work to be performed by Owner and others at the Site that relates to the Work as indicated in the Contract Documents.

E.             Design/Builder has correlated the information known to Design/Builder, information and observations obtained from visits to the Site, reports and drawings identified in the Contract Documents, and all additional examinations, investigations, explorations, tests, studies and data with the Contract Documents.

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F.             Design/Builder has given Owner written notice of all conflicts, errors, ambiguities, or discrepancies that Design/Builder has discovered in the Contract Documents and the written resolution thereof by Owner is acceptable to Design/Builder.

G.            The Contract Documents are generally sufficient to indicate and convey understanding of all terms and conditions for performance and furnishing of the Work.

9.02.       Owner’s Representations

In addition to those representations and responsibilities as outlined in Article 8.0 of the General Conditions, and to induce Design/Builder to enter into this Agreement, Owner makes the following representations:

A.            Owner will secure a Site zoned for industrial use with road access, water, sewage, electric, and natural gas utilities and of adequate size and nature for the construction of the proposed facility.

B.            Owner will secure a Site with soil capable of supporting a minimum of 850 pounds per square foot or Owner will pay additional costs for foundations.

C.            Site will be free of hazardous waste or Owner will pay the costs of any required environmental remediation.

D.            Owner will provide Design/Builder with all criteria and full information as to Owner’s requirements for the Project, including design objectives and constraints, space, capacity and performance requirements, flexibility and expandability, and any budgetary limitations.

E.             Owner will furnish copies of all design and construction standards which Owner will require to be included in the Contract Documents.

F.             Owner will furnish to Design/Builder any other available information pertinent to the Project including reports and data relative to previous designs, or investigation at or adjacent to the Site.

G.            Owner will give prompt written notice to Design/Builder whenever Owner observes or otherwise becomes aware of any development that affects the scope or time of performance or furnishing of Design/Builder’s services, or any defect or nonconformance in Design/Builder’s services.

H.            Owner will arrange for safe access to and make all provisions for Design/Builder and Design/Builder’s subcontractors to enter upon public and private property as may reasonably be required for Design/Builder to perform services under the Agreement.

I.              Owner will examine all alternate solutions, studies, reports, sketches, drawings, specifications, proposals, and other documents presented by Design/Builder (including obtaining advice of an attorney, insurance counselor, and other consultants as Owner deems appropriate with respect to such examination) and render decisions pertaining thereto within a reasonable time after receipt of documents.

J.             Owner will obtain reviews, approvals, and permits as well as being responsible for payment for such permits from all governmental authorities having jurisdiction over the Project or from such others as may be necessary for completion of each Phase of the services in this Agreement.

K.            Owner will provide, as required for the Project, accounting, bond, financial advisory, legal and insurance counseling services as needed by Owner, or as Design/Builder reasonably requests

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ARTICLE 10 –  DISPUTE RESOLUTION

10.01      Prompt Notice

The parties agree that prompt notice is an essential component of effective and fair dispute resolution.  The parties will provide within fifteen (15) days notice of any condition or circumstance which the party should reasonably believe may lead to a claim.  Failure to provide notice as required under this Agreement shall be deemed to be a waiver of any related claim subsequently brought.

10.02      Mediation

The parties shall endeavor to resolve all claims, disputes or other matters arising out of or relating or this Agreement by good faith discussions.   If such effort is not successful, any claim, dispute or other matter arising out of or relating or this Agreement which remains unresolved shall be subject to mediation as a condition precedent to arbitration or the institution of legal proceedings.  Requests for mediation shall be filed with the American Arbitration Association and the location of any mediation shall be in the state where the Project is located.  The parties shall share the mediator’s fee and any filing fee equally.   The mediation shall be conducted in accordance with the Construction Industry Mediation Rules of the American Arbitration Association.

10.03      Arbitration

Claims, disputes or other matters arising out of or relating or this Agreement which are not resolved by mediation may be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.  The demand for arbitration shall be filed on the other party.  Within ten (10) days thereafter the parties shall file the demand with a mutually acceptable arbitration services organization, which may include the American Arbitration Association or Judicial Arbitration and Mediation Services.   Any arbitration shall be conducted in the state where the Project is located.

The demand for arbitration shall be provided to the other party within a reasonable time after the claim, dispute or other matter in question has arisen.   The arbitration will be conducted by a single arbitrator unless the parties cannot agree, in which case the Construction Industry Arbitration Rules of the American Arbitration Association will control.  The award entered by the arbitrator or arbitrators shall be final, and judgment may be entered in accordance with the laws of the state where the Project is located.

ARTICLE 11 – TECHNICAL SUPPORT SERVICES

11.01      Technical Support

Design/Builder shall provide technical support services at the option of the Owner.  If Owner desires to have technical support via 24 hour telephone access and periodic updates to control system architecture, programmable ladder logic, process condition set points, operating values and service updates for the Biodiesel Plant, Owner shall make an annual payment of $25,000 per year payable within 30 days at the beginning of each year.

11.02      On-Site Support

Design Builder can provide on-site technical support, plant visits, and/or process audits at Owner’s requests.  These services will be billed by Design/Builder to Owner for a rate of $1000 per day including travel time plus expenses for travel, lodging and per diem.

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ARTICLE 12 - CONTRACT DOCUMENTS

12.01      The Contract Documents consist of the following:

A.            This Agreement (pages 1 to 13, inclusive);

B.            Standard General Conditions of the Contract Between Owner and Design/Builder (pages 1 to 58, inclusive);

C.            Exhibits A through C to this Agreement (pages 1 to 9 for Exhibit A, 1 to 1 for Exhibit B and 1 to 1 for Exhibit C, inclusive);

D.            The following, which may be delivered, prepared, or issued after the Effective Date of this Agreement and are not attached hereto:

1.             Notice to Proceed;

2.             All Work Change Directives, and Change Orders amending, modifying or supplementing the Contract Documents pursuant to paragraph 3.04.A of the General Conditions;

3.             Specifications as defined in Paragraph 1.01.A.40 of the General Conditions; and

4.             Drawings as defined in Paragraph 1.01.A.18 of the General Conditions.

12.02      The documents listed in paragraph 12.01 above are attached to this Agreement (except as expressly noted otherwise above).

12.03      There are no Contract Documents other than those listed above in this Article 12.01.

12.04      The Contract Documents may only be amended, modified, or supplemented as provided in paragraph 3.03.A of the General Conditions.

ARTICLE 13 - MISCELLANEOUS

13.01      The Standard General Conditions of the Contract Between Owner and Design/Builder are referred to herein as the General Conditions.

13.02      Terms used in this Agreement will have the meanings indicated in the General Conditions.

13.03      The Design/Builder is currently undergoing a transfer of ownership and expects to assign the rights, conditions and responsibilities of this contract during the course of conduct of this contract.  No assignment by a party hereto of any rights under or interests in the Contract Documents will be binding on another party hereto without the written consent of the party sought to be bound; moreover, consent shall not be unreasonably withheld by either the Owner or Design/Builder, and, specifically but without limitation, moneys that may become due and moneys that are due may not be assigned without such consent (except to the extent that the effect of this restriction may be limited by law), and unless specifically stated to the contrary in any written consent to an assignment no assignment will release or discharge the assignor from any duty or responsibility under the Contract Documents.

13.04      Owner and Design/Builder each binds itself, its partners, successors, assigns and legal representatives to the other party hereto, its partners, successors, assigns, and legal representatives in respect to all covenants, agreements, and obligations contained in the Contract Documents.

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13.05      Any provision or part of the Contract Documents held to be void or unenforceable under any Law or Regulation shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon Owner and Design/Builder, who agree that the Contract Documents shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

13.06      In lieu of providing the required Performance and Payment bonds provided under this Agreement and as defined in Articles 2.01 and 5.01.A, B and C of the Standard General Conditions of the Contract Between Owner and Design/Builder, the Design Builder shall enter into an escrow agreement in the form attached hereto.

13.07      By entering into this contract, the Design/Builder and Owner have agreed to a one time license of the technology for use at the facility proposed near Camanche, Iowa.  It is expressly understood that all documents including Drawings and Specifications prepared or furnished by Design/Builder pursuant to this Agreement are for Design/Builder’s own use, and Design/Builder shall retain an ownership and property interest therein whether or not the Project is completed.  Owner may make and retain copies for information and reference in connection with the use and occupancy of the Project by Owner and others.  However, such documents are not intended or represented to be suitable for reuse by Owner or others on extensions of the Project or on any other project.

13.08      Any reuse or any continued use after any termination without written verification or adaptation by Design/Builder for the specific purpose intended is strictly forbidden.  Owner is not allowed to utilize the technology to construct any other biodiesel production facilities without the written permission of the Design/Builder.

13.09      The Design/Builder shall comply with Executive Order 11246 (3 CFR, 1966 Comp., p 339), entitled “Equal Employment Opportunity” as amended by Executive Order 11375 (3 CFR, 1968 Comp., p. 321 and as supplemented by Department of Labor regulation 41 CFR Chapter 60.

13.10      The Design/Builder shall comply with all applicable standards, orders or requirements issued under Section 306 of the Clean Air Act (42 U.S.C. 1857(h)), Section 508 of the Clean Water Act (33 U.S.C. 1368, Executive Order 11738 (3CFR, 1974 Comp., p. 209), and Environmental Protection Agency (EPA) regulations 40 CFR Part 15, which prohibit the use under non-exempt Federal contracts, grants or loans of facilities on the EPA List of Violating Facilities.  The provision shall require reporting of violations to the Agency and to the U.S. Environmental Protection Agency, Assistant Administrator for Enforcement.  Solicitations and contract provisions shall include the requirements of 4 CFR 15.4 (c) as set forth in RUS Bulletin 1780-14.

13.11      The Design/Builder shall comply with the Copeland “Anti-Kickback” Act (18 U.S.C. 874) and shall be prohibited from inducing, by any means, any person employed in the construction, completion, or repair of public work, to give up any part of the compensation to which they are otherwise entitled.

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IN WITNESS WHEREOF, Owner and Design/Builder have signed this Agreement in duplicate.  One counterpart each has been delivered to Owner and Design/Builder.  All portions of the Contract Documents have been signed, initialed, or identified by Owner and Design/Builder.

This Agreement will be effective on October 7th, 2005 (which is the Effective Date of the Agreement).

OWNER:	CLINTON COUNTY BIOENERGY, LLC	DESIGN/BUILDER:	BIOSOURCE FUELS, LLC.

BY:	/s/ D.A.	BY:	/s/ Jerome King
	Vice President		Kenosha Beef Chief Financial Officer

CORPORATE SEAL:		CORPORATE SEAL:

ATTEST:		ATTEST:

Address for giving notices:		Address for giving notices:

Clinton County BioEnergy, LLC		BIOSOURCE FUELS, LLC
1571 Main Avenue		600 Dewey Boulevard, Suite B
Clinton, Iowa 52732		Butte, Montana 59701

If Owner is a corporation, attach evidence of authority		If Design/Builder is a corporation, attach evidence of
to sign.		authority to sign.
If Owner is a public body, attach evidence of authority
to sign and resolution or other documents authorizing
execution of this Agreement.

DESIGNATED REPRESENTATIVE:		DESIGNATED REPRESENTATIVE:
NAME:	Dan Holesinger	NAME:	Dick Talley
TITLE:	Project Manager	TITLE:	Project Manager

ADDRESS:		ADDRESS:
Clinton County BioEnergy, LLC		BIOSOURCE FUELS, LLC
1571 Main Avenue		600 Dewey Boulevard, Suite B
Clinton, Iowa 52732		Butte, Montana 59701

TELEPHONE:	563-249-4216	TELEPHONE:	406-494-6644

FACSIMILE:		FACSIMILE:	406-494-6645

As lender of funds to defray the costs of this contract, and without liability for any payments thereunder, the USDA Rural Development Office hereby concurs in the award of the contract to BIOSOURCE FUELS, LLC.  This contract shall not be effective unless and until concurred in by the Iowa State Office of the Rural Development, U.S. Department of Agriculture or a delegated representative.

U.S. Department of Agriculture Rural Development

By:	Attached Letter	Title:

Date:

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STANDARD GENERAL CONDITIONS OF THE

CONTRACT BETWEEN

OWNER AND DESIGN/BUILDER

6.21	Indemnification	24
ARTICLE 7 – OTHER CONSTRUCTION		24
7.01	Related Work at Site	24
7.02	Coordination	25
ARTICLE 8 – OWNER’S RESPONSIBILITIES		25
8.01	General	25
8.02	Insurance	26
8.03	Limitations on Owner’s Responsibilities	26
8.04	Undisclosed Hazardous Environmental Condition	27
8.05	Resident Project Representation	27
8.06	Owner’s Consultant	27
ARTICLE 9 – CHANGES IN THE WORK; CLAIMS		27
9.01	Authorized Changes in the Work	27
9.02	Unauthorized Changes in the Work	27
9.03	Claims	27
9.04	Execution of Change Orders	28
9.05	Notice to Sureties	28
ARTICLE 10 – COST OF THE WORK; CASH ALLOWANCES; UNIT PRICE WORK		28
10.01	Cost of the Work	28
10.02	Cash Allowances	31
10.03	Unit Prices	31
ARTICLE 11 – CHANGE OF CONTRACT PRICE; CHANGE OF CONTRACT TIMES		32
11.01	Change of Contract Price	32
11.02	Change of Contract Times	33
ARTICLE 12 – TESTS AND INSPECTIONS; CORRECTION, REMOVAL OR ACCEPTANCE OF DEFECTIVE CONSTRUCTION		34
12.01	Notice of Defects	34
12.02	Access to Construction	34
12.03	Tests and Inspections	34
12.04	Uncovering Construction	34
12.05	Owner May Stop Construction	35
12.06	Correction or Removal of Defective Construction	35
12.07	Correction Period	35
12.08	Acceptance of Defective Construction	36
12.09	Owner May Correct Defective Construction	36
ARTICLE 13 – PAYMENTS TO DESIGN/BUILDER AND COMPLETION		37
13.01	Schedule of Values	37
13.02	Application for Progress Payment	37
13.03	Progress Payments	37
13.04	Design/Builder’s Warranty of Title	38
13.05	Substantial Completion	38
13.06	Partial Utilization	39
13.07	Final Inspection	39
13.08	Final Payment	39
13.09	Final Completion Delayed	40
13.10	Waiver of Claims	40
ARTICLE 14 – SUSPENSION OF WORK AND TERMINATION		41
14.01	Owner May Suspend Work	41
14.02	Owner May Terminate for Cause	41
14.03	Owner May Terminate for Convenience	42
14.04	Design/Builder May Stop Work or Terminate	42
ARTICLE 15 – DISPUTE RESOLUTION		43
15.01	Prompt Notice	43
15.02	Mediation	43
15.03	Arbitration	43
ARTICLE 16 – MISCELLANEOUS		43
16.01	Giving Notice	43
16.02	Computation of Times	43
16.03	Cumulative Remedies	44

16.04	Survival of Obligations	44
16.05	Controlling Law	44

STANDARD GENERAL CONDITIONS OF THE

CONTRACT BETWEEN

OWNER AND DESIGN/BUILDER

ARTICLE 1 – DEFINITIONS AND TERMINOLOGY

1.01        Defined Terms

A.            Wherever used in the Contract Documents and printed with initial or all capital letters, the following terms have the meanings indicated which are applicable to both the singular and plural thereof:

1.             Addenda – Written or graphic instruments issued prior to the opening of Proposals which clarify, correct or change the Request for Proposals or the Contract Documents.

2.             Agreement – The written instrument which is evidence of the agreement between Owner and Design/Builder covering the Work.

3.             Application for Payment – The form which is to be used by Design/Builder in requesting progress or final payments and which is to be accompanied by such supporting documentation as is required by the Contract Documents.

4.             Asbestos – Any material that contains more than one percent asbestos and is friable or is releasing asbestos fibers into the air above current action levels established by the United States Occupational Safety and Health Administration.

5.             Bonds – Performance and payment bonds and other instruments of security.

6.             Change Order – A written order which is signed by Design/Builder and Owner which authorizes an addition, deletion or revision in the Work, or an adjustment in the Contract Price or the Contract Times, issued on or after the Effective Date of the Agreement.

7.             Claim – A demand or assertion by Owner or Design/Builder seeking an adjustment of Contract Price or Contract Times, or both, or other relief with respect to the terms of the Contract. A demand for money or services by a third party is not a claim.

8.             Conceptual Documents – The drawings and specifications and/or other graphic or written materials, criteria and information concerning Owner’s requirements for the Project, such as design objectives and constraints, space, capacity and performance requirements, flexibility and expandability, including those items enumerated in the Request for Proposals which show or describe the character and scope of, or relate to, the Work to be performed or furnished and which have been prepared by or for Owner.

9.             Construction – The result of performing or furnishing of labor, the furnishing and incorporating of materials and equipment into the Work and the furnishing of services (other than Design Professional Services) and documents, all as required by the Contract Documents.

10.           Construction Subagreement – A written agreement between Design/Builder and a construction Subcontractor for provision of Construction.

11.           Contract – The entire and integrated written agreement between Owner and Design/Builder concerning the Work. The Contract supersedes prior negotiations, representations, or agreements, whether written or oral.

12.           Contract Documents – Those items so designated in the Agreement. Only printed or hard copies of the items listed in the Agreement are Contract Documents.

13.           Contract Price – The moneys payable by Owner to Design/Builder for completion of the Work in accordance with the Contract Documents.

14.           Contract Times – The numbers of days or the dates stated in the Agreement to (i) achieve Substantial Completion, and (ii) complete the Work so that it is ready for final payment in accordance with paragraph 13.08.

15.           Design/Builder – The individual or entity with whom Owner has entered into the Agreement.

16.           Design Subagreement – A written agreement between Design/Builder and a design professional for provision of Design Professional Services.

17.           Design Professional Services – Services related to the preparation of Drawings, Specifications, and other design submittals specified by the Contract Documents and required to be performed by licensed design professionals, as well as other services provided by or for licensed design professionals during Bidding/Negotiating, Construction, or Operational phases.

18.           Drawings – Those portions of the Contract Documents prepared by or for Design/Builder and approved by Owner consisting of drawings, diagrams, illustrations, schedules and other data which show the scope, extent, and character of the Work.

19.           Effective Date of the Agreement – The date indicated in the Agreement on which it becomes effective, but if no such date is indicated it means the date on which the Agreement is signed and delivered by the last of the two parties to sign and deliver.

20.           Field Order – A written order issued by Owner which orders minor changes in the Work but which does not involve a change in the Contract Price or the Contract Times.

21.           Hazardous Environmental Condition – The presence at the Site of Asbestos, Hazardous Waste, PCB’s, Petroleum Products or Radioactive Materials in such quantities or circumstances that may present a substantial danger to persons or property exposed thereto on connection with the Work.

22.           Hazardous Waste – The term Hazardous Waste shall have the meaning provided in Section 1004 of the Solid Waste Disposal Act (42 USC Section 6903) as amended from time to time.

23.           Laws or Regulations – Any and all applicable laws, rules, regulations, ordinances, codes, and orders of any and all governmental bodies, agencies, authorities and courts having jurisdiction.

24.           Liens – Charges, security interests or encum- brances upon real property or personal property.

25.           Milestone – A principal event specified in the Contract Documents relating to an intermediate completion date or time prior to Substantial Completion of all the Work.

26.           Notice of Award – The written notice by Owner to the successful proposer stating that upon compliance by the successful proposer with the conditions precedent included therein, within the time specified, Owner will sign and deliver the Agreement.

27.           Notice to Proceed – A written notice given by Owner to Design/Builder fixing the date on which the Contract Times will commence to run and on which Design/Builder shall start to perform the Work.

28.           Owner – The individual or entity with whom Design/Builder has entered into the Agreement and for whom the Work is to be performed.

29.           Owner’s Consultant – An individual or entity with whom the Owner may contract to furnish services to Owner with respect to the Project and who is identified as such in the Supplementary Conditions.

30.           Partial Utilization – Use by Owner of a substantially completed part of the Work for the purpose for which it is intended (or a related purpose) prior to Substantial Completion of all the Work.

31.           PCBs – Polychlorinated biphenyls.

32.           Petroleum – Petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), such as oil, petroleum, fuel oil, oil sludge, oil refuse, gasoline, kerosene, and oil mixed with other non-Hazardous Wastes and crude oils.

33.           Project – The total construction of which the Work to be provided under the Contract Documents may be the whole, or a part as indicated elsewhere in the Contract Documents.

34.           Proposal – The documents submitted by Design/Builder in response to the Request for Proposals setting forth the design concepts, proposed prices, and other conditions for the Work to be performed.

35.           Radioactive Material – Source, special nuclear, or byproduct material as defined by the Atomic Energy Act of 1954 (42 USC Section 2011 et seq.) as amended from time to time.

36.           Request for Proposals – The document prepared by or for Owner specifying and describing Owner’s objectives and the procedure to be followed in preparing and submitting a Proposal and awarding a contract.

37.           Resident Project Representative – The authorized representative of Owner who may be assigned to the Site or any part thereof.

38.           Schedule of Values – A schedule prepared by Design/Builder and acceptable to Owner indicating that portion of the Contract Price to be paid for each major component of the Work.

39.           Site – Lands or other areas designated in the Contract Documents as being furnished by Owner upon which Construction is to be performed, including rights-of-way and easements for access thereto, and such other lands furnished by Owner which are designated for use of Design/Builder.

40.           Specifications – The part of the Contract Documents prepared by or for Design/Builder and approved by Owner consisting of written technical descriptions of materials,

equipment, construction systems, standards and workmanship as applied to the Work and certain administrative details applicable thereto.

41.           Subcontractor – An individual or entity other than a Supplier having a direct contract with Design/Builder or with any other Subcontractor for the performance of a part of the Work.

42.           Submittal – A written or graphic document prepared by or for Design/Builder which is required by the Contract Documents to be submitted to Owner by Design/Builder. Submittals may include Drawings, Specifications, progress schedules, shop drawings, samples, cash flow projections, and Schedules of Values. Submittals other than Drawings and Specifications are not Contract Documents.

43.           Substantial Completion – The time at which the Work (or a specified part) has progressed to the point where it is sufficiently complete, in accordance with the Contract Documents, so that the Work (or a specified part) can be utilized for the purposes for which it is intended. The terms “substantially complete” and “substantially completed” as applied to all or part of the Work refer to Substantial Completion thereof.

44.           Supplementary Conditions – The part of the Contract Documents which amends or supplements these General Conditions.

45.           Supplier – A manufacturer, fabricator, supplier, distributor, material man or vendor having a direct contract with Design/Builder or with any Subcontractor to furnish materials or equipment to be incorporated in the Work by Design/Builder or any Subcontractor.

46.           Unit Price Work – Work to be paid for on the basis of unit prices.

47.           Work – The entire construction or the various separately identifiable parts thereof required to be performed or furnished under the Contract Documents. Work includes and is the result of performing or furnishing Design Professional Services and Construction required by the Contract Documents.

48.           Work Change Directive – A written directive to Design/Builder, issued on or after the Effective Date of the Agreement and signed by Owner ordering an addition, deletion or revision in the Work, or responding to differing site conditions under which the Work is to be performed or to emergencies. A Work Change Directive will not change the Contract Price or the Contract Times, but is evidence that the parties expect that the change directed or documented by a Work Change Directive will be incorporated in a subsequently issued Change Order following negotiations by the parties as to its effect, if any, on the Contract Price or Contract Times.

1.02        Terminology

A.            Intent of Certain Terms or Adjectives:

1.             The word “day” shall constitute a calendar day of 24 hours measured from midnight to the next midnight.

2.             The word “defective,” when modifying the word “Construction” refers to Construction that is unsatisfactory, faulty, or deficient in that it does not conform to the Contract Documents, or does not meet the requirements of any inspection, reference standard, test or approval referred to in the Contract Documents, or has been damaged prior to Owner’s final payment (unless responsibility for the protection thereof has been assumed by Owner at Substantial Completion) provided that the defect was not caused by Owner.

3.             The word “furnish,” when used in connection with services, materials, or equipment, shall mean to supply and deliver said services, materials or equipment to the Site (or some other specified location) ready for use or installation and in usable or operable condition.

4              The word “install,” when used in connection with services, materials, or equipment, shall mean to put into use or place in final position said services, materials or equipment or equipment complete and ready for intended use.

5.             The words “perform” or “provide” when used in connection with services, materials, or equipment, shall mean to furnish and install said services, materials, or equipment complete and ready for intended use.

6.             When “furnish,” “install,” “perform,” or “provide” is not used in connection with services, materials, or equipment in a context clearly requiring an obligation of Design/Builder, “provide” is implied.

7.             Unless stated otherwise in the Contract Documents, words or phrases which have a well-known technical or construction industry or trade meaning are used in the Contract Documents in accordance with that meaning.

ARTICLE 2 – PRELIMINARY MATTERS

2.01        Delivery of Bonds

A.            When Design/Builder delivers the executed Agreements to Owner, Design/Builder shall also deliver to Owner such Bonds as Design/Builder may be required to furnish in accordance with paragraph 5.01.A.

2.02        Commencement of Contract Times; Notice to Proceed

A.            The Contract Times will commence to run on the thirtieth day after the Effective Date of the Agreement, or, if a Notice to Proceed is given, on the day indicated in the Notice to Proceed. A Notice to Proceed may be given at any time within thirty days after the Effective Date of the Agreement. Unless agreed to in writing by Owner and Design/Builder, the Contract Times will commence to run no later than the thirtieth day after the Effective Date of the Agreement, whichever date is earlier.

2.03        Starting the Work

A.            Design/Builder shall start to perform the Work on the date when the Contract Times commence to run. No Work shall be done prior to the date on which the Contract Times commence to run.

2.04        Before Starting the Work

A.            Design/Builder’s Review of Contract Documents: Before undertaking each part of the Work, Design/Builder shall carefully study and compare those Contract Documents prepared by Owner and check and verify pertinent figures therein and all applicable field measurements. Design/Builder shall promptly report in writing to Owner any conflict, error, ambiguity, or discrepancy which Design/Builder may discover and shall obtain a written interpretation or clarification from Owner before proceeding with any Work affected thereby; however, Design/Builder shall not be liable to Owner for failure to report any conflict, error, ambiguity, or discrepancy in the Contract Documents unless Design/Builder knew or reasonably should have known thereof.

B.            Preliminary Schedules:  Within 10 days after commencement of the Contract Times (unless otherwise specified in the Contract Documents), Design/Builder shall submit the following to Owner for its timely review:

1.             A preliminary progress schedule indicating the times (numbers of days or dates) for starting and completing the various stages of the Work, including any Milestones specified in the Contract Documents;

2.             A preliminary schedule of Submittals which will list each required Submittal and the times for submitting, reviewing and processing each Submittal;

3.             A preliminary Schedule of Values for all of the Work which will include quantities and prices of items which when added together equal the Contract Price and subdivides the Work into component parts in sufficient detail to serve as the basis for progress payments during performance of the Work. Such prices will include an appropriate amount of overhead and profit applicable to each item of Work; and

4.             A preliminary cash flow projection estimating that portion of the Contract Price to be due during each month of performance.

C.            Evidence of Insurance:  Before any Work at the Site is started, Design/Builder and Owner shall each deliver to the other, certificates of insurance as required by paragraph 5.03 which Design/Builder and Owner respectively are required to purchase and maintain in accordance with Article 5.

2.05        Initial Conference

A.            Within twenty days after the Contract Times start to run, Design/Builder will arrange a conference attended by Owner and Design/Builder and others as appropriate to establish a working understanding among the parties as to the Work and to discuss the design concepts, schedules referred to in paragraph 2.04.B, procedures for handling Submittals, processing Applications for Payment, maintaining required records, items required pursuant to paragraph 8.01.A.6 and other matters.

2.06        Initial Acceptance of Schedules

A.            At least ten days before submission of the first Application for Payment (unless otherwise provided in the Contract Documents), Design/Builder will arrange a conference attended by Design/Builder, Owner and others as appropriate to review for acceptability the schedules submitted in accordance with paragraph 2.04.B. Design/Builder shall have an additional ten days to make corrections and adjustments and to complete and resubmit the schedules. No progress payment shall be made to Design/Builder until the acceptable schedules are submitted to Owner.

1.             The progress schedule will be acceptable to Owner if it provides an orderly progression of the Work to completion within any specified Milestones and the Contract Times. Such acceptance will not impose on Owner responsibility for the progress schedule, for sequencing, scheduling or progress of the Work nor interfere with nor relieve Design/Builder from Design/Builder’s full responsibility therefore.

2.             Design/Builder’s schedule of Submittals will be acceptable to Owner if it provides a workable arrangement for reviewing and processing the required Submittals.

3.             Design/Builder’s Schedule of Values will be acceptable to Owner as to form and substance if it provides a reasonable allocation of the Contract Price to component parts of the work.

ARTICLE 3 – CONTRACT DOCUMENTS:  INTENT, AMENDING, REUSE

3.01        Intent

A.            The Contract Documents are complementary; what is called for by one is as binding as if called for by all.

B.            It is the intent of the Contract Documents to describe a functionally complete Project (or part thereof) to be designed and constructed in accordance with the Contract Documents. Any labor, documentation, services, materials, or equipment that may reasonably be inferred from the Contract Documents or from prevailing custom or trade usage as being required to produce the intended result will be furnished and performed whether or not specifically called for at no additional cost to Owner.

3.02        Reference Standards

A.            Standards, Specifications, Codes, Laws or Regulations.

1.             Reference to standards, specifications, manuals or codes of any technical society, organization or association, or to Laws or Regulations, whether such reference be specific or by implication, shall mean the standard, specification, manual, code, or Laws or Regulations in effect as of the Effective Date of Agreement except as may be otherwise specifically stated in the Contract Documents.

2.             No provision of any such standard, specification, manual, code, or instruction of a Supplier shall be effective to change the duties and responsibilities of Owner, Design/Builder, or any of their subcontractors, consultants, agents, or employees from those set forth in the Contract Documents, nor shall it be effective to assign to Owner any duty or authority to supervise or direct the furnishing or performance of the Work or any duty or authority to undertake responsibility inconsistent with the provisions of the Contract Documents.

3.03        Resolving Discrepancies

A.            Except as otherwise specifically stated in the Contract Documents, the provisions of the Contract Documents shall take precedence in resolving any conflict, error, ambiguity, or discrepancy between the provisions of the Contract Documents and:

1.             The provisions of any such standard, specification, manual, code, or instruction (whether or not specifically incorporated by reference in the Contract Documents); or

2.             The provisions of any such Laws or Regulations applicable to the performance of the Work (unless such an interpretation of the provisions of the Contract Documents would result in violation of such Law or Regulation).

3.04        Amending and Supplementing Contract Documents

A.            The Contract Documents may be amended to provide for additions, deletions, and revisions in the Work or to modify the terms and conditions thereof in one or more of the following ways:

1.             Owner’s approval of required Submittals (pursuant to paragraph 6.17.B);

2.             A Work Change Directive;

3.             A Change Order;

4.             A Field Order.

3.05        Reuse of Documents

A.            All documents including Drawings and Specifications prepared or furnished by Design/Builder pursuant to this Agreement are for Design/Builder’s own use, and Design/Builder shall retain an ownership and property interest therein whether or not the Project is completed. Owner may make and retain copies for information and reference in connection with the use and occupancy of the Project by Owner and others. However, such documents are not intended or represented to be suitable for reuse by Owner or others on extensions of the Project or on any other project. If the Design/Builder defaults on any of its obligations under this Agreement, Owner may use the documents without written verification or adaptation by Design/Builder for the specific purpose intended provided the use will be at Owner’s sole risk and without liability or legal exposure to

Design/Builder and Owner shall indemnify and hold harmless Design/Builder and Subcontractors from all claims, damages, losses and expenses including attorneys’ fees arising out of or resulting there from. Any such verification or adaptation will entitle Design/Builder to further compensation at rates to be agreed upon by Owner and Design/Builder.

3.06        Electronic Data

A.            Copies of data furnished by Owner to Design/Builder or Design/Builder to Owner that may be relied upon are limited to the printed copies (also known as hard copies). Files in electronic media format of text, data, graphics, or other types are furnished only for the convenience of the receiving party. Any conclusion or information obtained or derived from such electronic files will be at the user’s sole risk. If there is a discrepancy between the electronic files and the hard copies, the hard copies govern.

B.            Because data stored in electronic media format can deteriorate or be modified inadvertently or otherwise without authorization of the data’s creator, the party receiving electronic files agrees that it will perform acceptance tests or procedures within 60 days, after which the receiving party shall be deemed to have accepted the data thus transferred. Any errors detected within the 60-day acceptance period will be corrected by the transferring party.

C.            When transferring documents in electronic media format, the transferring party makes no representations as to long term compatibility, usability, or readability of documents resulting from the use of software application packages, operating systems, or computer hardware differing from those used by the data’s creator.

ARTICLE 4 – AVAILABILITY OF LANDS; DIFFERING SITE CONDITIONS; REFERENCE POINTS; HAZARDOUS ENVIRONMENTAL CONDITIONS

4.01        Availability of Lands

A.            Owner shall furnish the Site. Owner shall notify Design/Builder of any encumbrances or restrictions not of general application but specifically related to use of the Site which Design/Builder will have to comply in performing the Work. Unless otherwise provided in the Contract Documents, Owner will obtain in a timely manner and pay for easements for permanent structures or permanent changes in existing facilities. If Design/Builder and Owner are unable to agree on entitlement to or the amount or extent of any adjustments in the Contract Price or the Contract Times as a result of any delay in Owner’s furnishing the Site, Design/Builder may make a Claim therefore as provided in Article 9.

B.            Upon reasonable written request, Owner shall furnish Design/Builder with a current statement of record legal title and legal description of the lands upon which the Construction is to be performed and Owner’s interest therein as necessary for giving notice of or filing a mechanic’s lien against such lands in accordance with applicable Laws or Regulations.

C.            Design/Builder shall provide for all additional lands and access thereto that may be required for temporary construction facilities or storage of materials and equipment.

4.02        Differing Site Conditions

A.            Design/Builder shall promptly, and before the conditions are disturbed, give a written notice to Owner of (i) subsurface or latent physical conditions at the Site which differ materially from those indicated in the Contract Documents, or (ii) unknown physical conditions at the Site, of an unusual nature, which differ materially from those ordinarily encountered and generally recognized as inhering in work of the character called for by the Contract Documents.

B.            Owner will investigate the Site conditions promptly after receiving the notice. If the conditions do materially so differ and cause an increase or decrease in the Design/Builder’s cost of, or the time required for, performing any part of the Work, whether or not changed as a result of the conditions, an equitable adjustment shall be made under this clause and the Contract Price or Times modified in writing by Change Order in accordance with Article 9.

C.            No request by Design/Builder for an equitable adjustment under paragraph 4.02 shall be allowed unless Design/Builder has given the written notice required; provided that the time prescribed in 9.03.A for giving written notice may be extended by Owner.

D.            The provisions of this paragraph 4.02 are not intended to apply to a Hazardous Environmental Condition uncovered or revealed at the Site.

4.03        Reference Points

A.            Design/Builder shall be responsible for laying out the Work and shall protect and preserve the reference points and property monuments that may be established by Owner pursuant to paragraph 8.01.A.6.e, and shall make no changes or relocations without the prior written approval of Owner. Design/Builder shall report to Owner whenever any reference point or property monument is lost or destroyed or requires relocation because of necessary changes in grades or locations, and shall be responsible for the accurate replacement or relocation of such reference points or property monuments by professionally qualified personnel.

4.04        Hazardous Environmental Condition at Site

A.            Design/Builder will not be responsible for any Hazardous Environmental Condition encountered at the Site which was not identified in the Contract Documents to be within the scope of the Work. Design/Builder shall be responsible for materials creating a Hazardous Environmental Condition created by any materials brought to the Site by Design/Builder, Subcontractors, Suppliers or anyone else for whom Design/Builder is responsible.

B.            If Design/Builder encounters a Hazardous Environmental Condition, Design/Builder shall immediately: (i) secure or otherwise isolate such condition; (ii) stop all Construction in connection with such condition and in any area affected thereby (except in an emergency as required by paragraph 6.16); and (iii) notify Owner (and thereafter confirm such notice in writing). Owner shall promptly determine the necessity of retaining a qualified expert to evaluate such condition or take corrective action, if any.

C.            Design/Builder shall not be required to resume Construction in connection with such Hazardous Environmental Condition or in any such affected area until after Owner has obtained any required permits related thereto and delivered to Design/Builder written notice (i) specifying that such condition and any affected area is or has been rendered safe for the resumption of Construction, or (ii) specifying any special conditions under which such Construction may be resumed safely. If Owner and Design/Builder cannot agree as to entitlement to or the amount or extent of an adjustment, if any, in Contract Price or Contract Times as a result of such Construction stoppage or such special conditions under which Construction is agreed to be resumed by Design/Builder, either party may make a Claim therefore as provided in Article 9.

D.            If after receipt of such special written notice Design/Builder does not agree to resume Construction based on a reasonable belief it is unsafe, or does not agree to resume such Construction under such special conditions, then Owner may order such portion of the Work that is related to such Hazardous Environmental Condition to be deleted from the Work. If Owner and Design/Builder cannot agree as to entitlement to or the amount or extent of an adjustment, if any, in Contract Price or Contract Times as a result of deleting such portion of the Work, then either party may make a Claim therefore as provided in Article 9. Owner may have such deleted portion of the Work performed by Owner’s own forces or others in accordance with Article 7.

E.             To the fullest extent permitted by Laws or Regulations, Owner shall indemnify and hold harmless Design/Builder, Subcontractors, Suppliers and the officers, directors, partners, employees, agents, other consultants and subcontractors of each and any of them from and against all claims, costs, losses and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from such Hazardous Environmental Condition, provided that such Hazardous Environmental Condition: (i) was not shown or indicated in the Contract Documents to be included in the scope of the Work and (ii) was not created by Design/Builder or by anyone for whom Design/Builder is responsible. Nothing in this paragraph 4.04.E shall obligate Owner to indemnify any individual or entity from and against the consequences of that individual’s or entity’s own negligence.

F.             To the fullest extent permitted by Laws or Regulations, Design/Builder shall indemnify and hold harmless Owner, Owner’s Consultant and the officers, directors, partners, employees, agents, other consultants and subcontractors of each and any of them from and against all claims, costs, losses and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from such Hazardous Environmental Condition created by Design/Builder or anyone for whom Design/Builder is responsible. Nothing in this paragraph 4.04.F shall obligate Design/Builder to indemnify any individual or entity from and against the consequences of that individual’s or entity’ own negligence.

ARTICLE 5 – BONDS AND INSURANCE

5.01        Performance, Payment and Other Bonds

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5.02        Licensed Sureties and Insurers

A.            All Bonds and insurance required by the Contract Documents to be purchased and maintained by Owner or Design/Builder shall be obtained from surety or insurance companies that are duly licensed or authorized in the jurisdiction in which the Project is located to issue Bonds or insurance policies for the limits and coverages so required. Such surety and insurance companies shall also meet such additional requirements and qualifications as may be provided in the Supplementary Conditions.

5.03        Certificates of Insurance

A.            Design/Builder shall deliver to Owner certificates of insurance (and other evidence of insurance requested by Owner or any other additional insured) which Design/Builder is required to purchase and maintain. Owner shall deliver to Design/Builder certificates of insurance (and other evidence of insurance requested by Design/Builder or any other additional insured) which Owner is required to purchase and maintain.

5.04        Design/Builder’s Liability Insurance

A.            Design/Builder shall purchase and maintain such liability and other insurance as is appropriate for the Work being performed and as will provide protection from claims set forth below which may arise out of or result from Design/Builder’s performance of the Work and Design/Builder’s other obligations under the Contract Documents, whether it is to be performed by Design/Builder, any Subcontractor or Supplier or by anyone directly or indirectly employed by any of them to perform any of the Work, or by anyone for whose acts any of them may be liable:

1.             Claims under workers’ compensation, disability benefits and other similar employee benefit acts;

a.             $1,000,000 per accident

2.             Claims for damages because of bodily injury, occupational sickness or disease,

or death of Design/Builder’s employees;

a.             $1,000,000 per accident

3.             Claims for damages because of bodily injury, sickness or disease, or death of any person other than Design/Builder’s employees;

a.             $1,000,000 per accident

4.             Claims for damages insured by reasonably available personal injury liability coverage that are sustained (i) by any person as a result of an offense directly or indirectly related to the employment of such person by Design/Builder, or (ii) by any other person for any other reason;

a.             $10,000,000 per occurrence for excess/umbrella liability

5.             Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property wherever located, including loss of use resulting therefrom; and

a.             $10,000,000 per occurrence for excess/umbrella liability

6.             Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

a.             $1,000,000 combined single limit

B.            The policies of insurance required by paragraph 5.04.A shall:

1.             With respect to insurance required by paragraphs 5.04.A.3 through 5.04.A.6 inclusive, (subject to any customary exclusion in respect of professional liability) include as additional insureds Owner and Owner’s Consultants and any other persons or entities, all of whom shall be listed as additional insureds, and include coverage for the respective officers, directors, partners, and employees, agents, and other consultants and subcontractors of each and any of all such additional insureds, and the insurance afforded to these additional insureds shall provide primary coverage for all claims covered thereby;

2.             Include at least the specific overages and be written for not less than the limits of liability provided in the Agreement or required by Laws or Regulations, whichever is greater;

3.             Include completed operations insurance;

4.             Include contractual liability insurance covering Design/Builder’s indemnity obligations under paragraphs 6.11.A.3 and 6.21;

5.             Contain a provision or endorsement that the coverage afforded will not be canceled, materially changed or renewal refused until at least thirty days’ prior written notice has been given to Owner and each other additional insured indicated in the Supplementary Conditions to whom a certificate of insurance has been issued (and the certificates of insurance furnished by the Design/Builder pursuant to paragraph 5.03 will so provide);

6.             Remain in effect at least until final payment and at all times thereafter when Design/Builder may be correcting, removing or replacing defective Construction in accordance with paragraphs 12.06 and 12.07; and

7.             With respect to completed operations insurance, and any other insurance coverage written on a claims-made basis, remain in effect for at least two years after final payment (and Design/Builder shall furnish Owner and each other additional insured indicated in the Supplementary Conditions to whom a certificate of insurance has been issued evidence satisfactory to Owner and any such additional insured of continuation of such insurance at final payment and one year thereafter).

5.05        Owner’s Liability Insurance

A.            In addition to the insurance required to be provided by Design/Builder under paragraph 5.04, Owner, at Owner’s option, may purchase and maintain at Owner’s expense Owner’s own liability insurance as will protect Owner against claims which may arise from operations under the Contract Documents.

5.06        Property Insurance

A.            Unless otherwise provided in the Supplementary Conditions, Owner shall purchase and maintain property insurance upon the Construction at the Site in the amount of the full replacement cost thereof (subject to such deductible amounts or required by Laws or Regulations). This insurance will:

1.             Include the interests of Owner, Owner’s Consultant, Design/Builder, Subcontractors, and any other individuals or entities indicated in the Supplementary Conditions, and the officers, directors, partners, employees, agents, and other consultants and subcontractors of each and any of them, each of whom is deemed to have an insurable interest and shall be listed as an insured or additional insured;

2.             Be written on a Builder’s Risk “all-risk” or open peril or special causes of loss policy form that shall at least include insurance for physical loss and damage to the Construction, temporary buildings, false work and all materials and equipment in transit, and shall insure against at least the following perils or causes of loss:  fire, lightning, extended coverage, theft, vandalism and malicious mischief, earthquake, collapse, debris removal, demolition occasioned by enforcement of Laws or Regulations, water damage, and such other perils or causes of loss;

3.             Include expenses incurred in the repair or replacement of any insured property (including but not limited to fees and charges of engineers and architects);

4.             Cover materials and equipment stored at the Site or at another location that was agreed to in writing by Owner prior to being incorporated in the Construction, provided that such materials and equipment have been included in an Application for Payment approved by Owner;

5.             Allow partial utilization in accordance with paragraph 13.06;

6.             Include testing and startup; and

7.             Be maintained in effect until final payment is made unless otherwise agreed to in writing by Owner and Design/Builder with thirty days’ written notice to each other additional insured to whom a certificate of insurance has been issued.

B.            Owner shall purchase and maintain such boiler and machinery insurance or additional property insurance as may be required by the Supplementary Conditions or Laws or Regulations which will include the interests of Owner, Owner’s Consultants, Design/Builder, Subcontractors, and any other individuals or entities, each of whom is deemed to have an insurable interest and shall be listed as an insured or additional insured.

C.            All the policies of insurance (and the certificates or other evidence thereof) required to be purchased and maintained by Owner in accordance with paragraph 5.06 will contain a provision or endorsement that the coverage afforded will not be canceled or materially changed or renewal refused until at least 30 days’ prior written notice has been given to Design/Builder and to each other additional insured to whom a certificate of insurance has been issued and will contain waiver provisions in accordance with paragraph 5.07.

D.            Owner shall not be responsible for purchasing and maintaining any property insurance to protect the interests of Design/Builder, Subcontractors, Suppliers, or others in the Work to the extent of any deductible amounts. The risk of loss within such identified deductible amount, will be borne by Design/Builder, Subcontractor or others suffering any such loss and if any of them wishes property insurance coverage within the limits of such amounts, each may purchase and maintain it at the purchaser’s own expense.

E.             If Design/Builder requests in writing that other special insurance be included in the property insurance policies provided under paragraph 5.06, Owner shall, if possible, include such insurance, and the cost thereof will be charged to Design/Builder by appropriate Change Order. Prior to commencement of the Work at the Site, Owner shall in writing advise Design/Builder whether or not such other insurance has been procured by Owner.

5.07        Waiver of Rights

A.            Owner and Design/Builder intend that all policies purchased in accordance with paragraph 5.06 will protect Owner, Owner’s Consultant, Design/Builder, Subcontractors, Suppliers, and all other individuals or entities indicated in the Supplementary Conditions to be listed as insureds or additional insureds (and the officers, directors, partners, employees, agents, and other consultants and subcontractors of each and any of them) in such policies and will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder. Owner and Design/Builder waive all rights against each other and their respective officers, directors, partners, employees, agents, and other consultants and subcontractors of each and any of them for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Work; and, in addition, waive all such rights against Owner’s Consultant, Subcontractors, Suppliers, and all other individuals or entities indicated in the Supplementary Conditions to be listed as insureds or additional insureds under such policies for losses and damages so caused. None of the above waivers shall extend to the rights that any party making such waiver may have to the proceeds of insurance held by Owner as trustee or otherwise payable under any policy so issued.

B.            Owner waives all rights against Design/Builder, Subcontractors, and Suppliers and the officers, directors, employees and agents of any of them for:

1.             Loss due to business interruption, loss of use, or other consequential loss extending beyond direct physical loss or damage to Owner’s property caused by, arising out of or resulting from fire or other peril whether or not insured by Owner; and

2.             Loss or damage to the completed Project or any part thereof caused by, arising out of or resulting from fire or other insured peril or cause or loss covered by any property insurance maintained on the completed Project or part thereof by Owner during partial utilization pursuant to paragraph 13.06, after Substantial Completion pursuant to paragraph 13.05, or after final payment pursuant to paragraph 13.08.

C.            Any insurance policy maintained by Owner covering any loss, damage or consequential loss referred to in paragraph 5.07.B shall contain provisions to the effect that in the event of payment of any such loss, damage, or consequential loss, the insurers will have no rights of recovery against Design/Builder, Subcontractors, Owner’s Consultant, and the officers, directors, partners, employees, agents, and other consultants and subcontractors of each and any of them.

5.08        Receipt and Application of Insurance Proceeds

A.            Any insured loss under the policies of insurance required by paragraph 5.06 will be adjusted with Owner and made payable to Owner as fiduciary for the insureds, as their interests may appear, subject to the requirements of any applicable mortgage clause and of paragraph 5.08.B. Owner shall deposit in a separate account any money so received, and shall distribute it in accordance with such agreement as the parties in interest may reach. If no other special agreement is reached the damaged Construction shall be repaired or replaced, the moneys so received applied on account thereof and the Work and the cost thereof covered by an appropriate Change Order.

B.            Owner as fiduciary shall have power to adjust and settle any loss with the insurers unless one of the parties in interest shall object in writing within 15 days after the occurrence of loss to Owner’s exercise of this power. If such objection be made, Owner as fiduciary shall make settlement with the insurers in accordance with such agreement as the parties in interest may reach. If no such agreement among the parties in interest is reached, Owner as fiduciary shall adjust and settle the loss with the insurers and, if required in writing by any party in interest, Owner as fiduciary shall give bond for the proper performance of such duties.

5.09        Acceptance of Bonds and Insurance; Option to Replace

A.            If either Owner or Design/Builder has any objection to the coverage afforded by or other provisions of the Bonds or insurance required to be purchased and maintained by the other party in accordance with Article 5 on the basis of their not complying with the Contract Documents, the objecting party shall so notify the other party in writing within ten days after receipt of the certificates (or other evidence requested) required by paragraph 2.04.C. Owner and Design/Builder shall each provide to the other such additional information in respect of insurance provided as the other may reasonably request. If neither party does not purchase or maintain all of the Bonds and insurance required of such party by the Contract Documents, such party shall notify the other party in writing of such failure to purchase prior to the start of the Work, or of such failure to maintain prior to any change in the required coverage. Without prejudice to any other right or remedy, the other party may elect to obtain equivalent Bonds or insurance to protect such other party’s interests at the expense of the party who was supposed to provide such coverage, and a Change Order shall be issued to adjust the Contract Price accordingly.

5.10        Partial Utilization, Acknowledgment of Property Insurance

A.            If Owner finds it necessary to occupy or use a portion or portions of the Work prior to Substantial Completion of all the Work as provided in paragraph 13.06, no such use or occupancy shall commence before the insurers providing the property insurance pursuant to paragraph 5.06 have acknowledged notice thereof and in writing effected any changes in coverage necessitated thereby. The insurers providing the property insurance shall consent by endorsement on the policy or policies, but the property insurance shall not be canceled or permitted to lapse on account of any such partial use or occupancy.

ARTICLE 6 – DESIGN/BUILDER’S RESPONSIBILITIES

6.01        Design Professional Services

A.            Standard of Care. The standard of care for Design Professional Services performed or furnished under this Agreement will be the care and skill ordinarily used by members of the engineering profession practicing under similar conditions at the same time and locality.

B.            Preliminary Design Phase. After the Contract Times commence to run, Design/Builder shall:

1.             Consult with Owner to understand Owner’s requirements for the Project and review available data;

2.             Advise Owner as to the necessity of Owner’s providing or obtaining from others additional reports, data, or services of the types provided in paragraph 8.01.A.6.a-g and assist Owner in obtaining such reports, data, or services;

3.             Identify and analyze requirements of governmental authorities having jurisdiction to approve the portions of the Project designed or specified by Design/Builder with whom consultation is to be undertaken in connection with the Project;

4.             Obtain such additional geotechnical and related information which it deems necessary for performance of the Work;

5.             On the basis of the Conceptual Documents and Design/Builder’s Proposal, prepare preliminary design documents consisting of final design criteria, preliminary drawings, outline specifications, and written descriptions of the Project;

6.             Furnish the preliminary design documents to and review them with Owner within the times indicated in the schedules described in paragraphs 2.06.A.1 and 2.06.A.2; and

7.             Identify any variations in the preliminary design documents from the Contract Documents in accordance with 6.17.B.

C.            Final Design Phase. After written acceptance by Owner of the preliminary design phase documents Design/Builder shall:

1.             On the basis of the accepted Preliminary Design Phase documents, prepare final Drawings showing the scope, extent, and character of the Construction to be performed and furnished by Design/Builder and Specifications (which will be prepared, where appropriate, in general conformance with the sixteen division format of the Construction Specifications Institute);

2.             Provide technical criteria, written descriptions and design data required for obtaining approvals of such governmental authorities as have jurisdiction to review or approve the final design of the Project, and assist Owner in consultations with appropriate authorities;

3.             Furnish the above documents, Drawings, and Specifications to and review them with Owner within the times indicated in the schedules described in paragraphs 2.06.A.1 and 2.06.A.2; and

4.             Identify any deviations from other Contract Documents in accordance with paragraph 6.17.B.

6.02        Supervision and Superintendence of Construction

A.            Design/Builder shall supervise, inspect and direct the Construction competently and efficiently, devoting such attention thereto and applying such skills and expertise as may be necessary to provide the Construction in accordance with the Contract Documents. Design/Builder shall be solely responsible for the means, methods, techniques, sequences and procedures of Construction. Design/Builder shall be responsible to see that the completed Construction complies accurately with the Contract Documents and shall keep Owner advised as to the quality and progress of the Construction.

B.            At all times during the progress of Construction, the Design/Builder shall assign a competent resident superintendent thereto, who shall not be replaced without written notice to Owner except under extraordinary circumstances. The superintendent will be Design/Builder’s representative at the Site and shall have authority to act on behalf of Design/Builder. All communications given to or received from the superintendent shall be binding on Design/Builder.

6.03        Labor, Working Hours

A.            Design/Builder shall provide competent, suitably qualified personnel to perform the Work as required by the Contract Documents. Design/Builder shall at all times maintain good discipline and order at the Site.

B.            Except as otherwise required for the safety or protection of persons or the Work or property at the Site or adjacent thereto, and except as otherwise indicated in the Contract Documents, all Construction at the Site shall be performed during regular working hours, and Design/Builder will not permit overtime work or the performance of Construction on Saturday, Sunday or any legal holiday without Owner’s written consent, which will not be unreasonably withheld.

6.04        Services, Materials, and Equipment

A.            Unless otherwise specified in the Contract Documents, Design/Builder shall furnish or cause to be furnished and assume full responsibility for materials, equipment, labor, transportation, construction equipment and machinery, tools, appliances, fuel, power, light, heat, telephone, water, sanitary facilities, temporary facilities, and all other facilities and incidentals necessary for the Work.

B.            All materials and equipment incorporated into the Work shall be of good quality and new, except as otherwise provided in the Contract Documents. All warranties and guarantees specifically called for by the Contract Documents shall expressly run to the benefit of Owner. If reasonably required by Owner, Design/Builder shall furnish satisfactory evidence (including reports of required tests) as to the source, kind, and quality of materials and equipment. All materials and equipment shall be applied, installed, connected, erected, used, cleaned, and conditioned in accordance with instructions of the applicable Supplier, except as otherwise provided in the Contract Documents.

6.05        Progress Schedule

A.            Design/Builder shall adhere to the progress schedule established in accordance with paragraph 2.06.A as it may be adjusted from time to time as provided below:

1.             Design/Builder shall submit to Owner for acceptance proposed adjustments in the progress schedule that will not change the Contract Times (or Milestones). Such adjustments will conform generally to the progress schedule then in effect.

2.             Proposed adjustments in the progress schedule that will change the Contract Times (or Milestones) shall be submitted in accordance with the requirements of Article 11.02. Such adjustments may only be made by a Change Order or Work Change Directive.

6.06        Concerning Subcontractors, Suppliers, and Others

A.            Design/Builder shall not employ any Subcontractor, Supplier, or other individual or entity against whom Owner may have reasonable objection. Design/Builder shall not be required to employ any Subcontractor, Supplier or other individual or entity to furnish or perform any of the Work against whom Design/Builder has reasonable objection.

B.            Design/Builder shall be fully responsible to Owner for all acts and omissions of the Subcontractors, Suppliers and other individuals or entities performing or furnishing any of the Work just as Design/Builder is responsible for Design/Builder’s own acts and omissions. Nothing in the Contract Documents shall create for the benefit of any such Subcontractor, Supplier, or other individual or entity any contractual relationship between Owner and any such Subcontractor, Supplier, or other individual or entity, nor shall it create any obligation on the part of Owner to pay or to see to the payment of any moneys due any such Subcontractor, Supplier, or other individual or entity except as may otherwise be required by Laws or Regulations.

C.            Design/Builder shall be solely responsible for scheduling and coordinating Subcontractors, Suppliers and other individuals and entities performing or furnishing any of the Work under a direct or indirect contract with Design/Builder.

D.            Design/Builder shall require all Subcontractors, Suppliers and such other individuals and entities performing or furnishing any of the Work to communicate with the Owner through Design/Builder.

E.             All Work performed for Design/Builder by a Subcontractor or Supplier will be pursuant to an appropriate Design Subagreement or Construction Subagreement between Design/Builder and the Subcontractor or Supplier which specifically binds the Subcontractor or Supplier to the applicable terms and conditions of the Contract Documents for the benefit of Owner. Whenever any such agreement is with a Subcontractor or Supplier who is listed as an additional insured on the property insurance provided in paragraph 5.06, the agreement between the Design/Builder and the Subcontractor or Supplier will contain provisions whereby the Subcontractor or Supplier waives all rights against Owner, Design/Builder, Owner’s Consultant, and all other additional insureds (and their officers, directors, partners, employees, agents, and other consultants and subcontractors of each and any of them) for all losses and damages caused by any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Work. If the insurers on any such policies require separate waiver forms to be signed by any Subcontractor or Supplier, Design/Builder will obtain the same.

6.07        Patent Fees and Royalties

A.            Design/Builder shall pay all license fees and royalties and assume all costs incident to the use in the performance of the Work or the incorporation in the Work of any invention, design, process, product or device which is the subject of patent rights or copyrights held by others. If a particular invention, design, process, product, or device is specified in the Conceptual Documents for use in the performance of the Construction and if to the actual knowledge of Owner its use is subject to patent rights or copyrights calling for the payment of any license fee or royalty to others, the existence of such rights shall be disclosed by Owner in the Conceptual Documents.

B.            To the fullest extent permitted by Laws or Regulations, Design/Builder shall indemnify and hold harmless Owner and Owner’s Consultant, and the officers, directors, partners, employees or agents, and other consultants of each and any of them from and against all claims, costs, losses and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from any infringement of patent rights or copyrights incident to the use in the performance of the Work or resulting from the incorporation in the Work of any invention, design, process, product or device not identified in the Conceptual Documents.

C.            To the fullest extent permitted by Laws or Regulations, Owner shall indemnify and hold harmless Design/Builder and its officers, directors, partners, employees or agents, Subcontractors and Suppliers from and against all claims, costs, losses and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from any infringement of patent rights or copyrights incident to the use in the performance of the Work or resulting from the incorporation in the Work of any invention, design, process, product or device required by the Conceptual Documents.

6.08        Permits

A.            Unless otherwise provided in the Contract Documents, Design/Builder shall obtain and pay for all necessary permits, licenses, and approvals of governmental authorities having jurisdiction over the Work. Owner shall assist Design/Builder, when necessary, in obtaining such permits, licenses and approvals. Design/Builder shall pay all governmental charges and inspection fees necessary for the performance of the Work. Design/Builder shall pay all charges of utility owners for connections to the Work, and Owner shall pay all charges of such utility owners for capital costs related thereto.

6.09        Laws or Regulations

A.            Design/Builder shall give all notices required by and comply with all Laws or Regulations applicable to the performance of the Work. Except where otherwise expressly required by applicable Laws and Regulations, Owner shall not be responsible for monitoring Design/Builder’s compliance with any Laws or Regulations.

B.            If Design/Builder performs any Work knowing or having reason to know that it is contrary to Laws or Regulations, Design/Builder shall bear all costs arising therefrom.

C.            Changes in Laws or Regulations not known on the date of Agreement having an effect on the cost or time of performance may be the subject of a change in Contract Price or Contract Times.

6.10        Taxes

A.            Design/Builder shall pay all sales, consumer, use, and other similar taxes required to be paid by Design/Builder in accordance with the Laws or Regulations of the place of the Project which are applicable during the performance of the Work.

6.11        Use of Site and Other Areas

A.            Limitation on Use of Site and Other Areas.

1.             Design/Builder shall confine construction equipment, the storage of materials and equipment, and the operations of construction workers to the Site and other areas permitted by Laws or Regulations, and shall not unreasonably encumber the Site and other areas with construction equipment or other materials or equipment. Design/Builder shall assume full responsibility for any damage to any such land or area, or to the owner or occupant thereof or of any adjacent land or areas, resulting from the performance of the Work.

2.             Should any claim be made by any such owner or occupant because of the performance of Work, Design/Builder shall promptly settle with such other party by negotiation or otherwise resolve the claim by arbitration or other dispute resolution proceeding or at law.

3.             To the fullest extent permitted by Laws or Regulations, Design/Builder shall indemnify and hold harmless Owner, Owner’s Consultants and anyone directly or indirectly employed by any of them from and against all claims, costs, losses and damages (including, but not limited to, fees of engineers, architects, attorneys and other professionals and court and arbitration or other dispute resolution costs) arising out of or resulting from any claim brought by any such owner or occupant against Owner, or any other party indemnified hereunder to the extent caused by or based upon Design/Builder’s performance of the Construction.

B.            Removal of Debris. During the performance of the Construction, Design/Builder shall keep the premises free from accumulations of waste materials, rubbish, and other debris resulting from the Construction. Removal and disposal of such waste materials, rubbish, and other debris shall conform to applicable Laws or Regulations.

C.            Cleaning. Prior to Substantial Completion, Design/Builder shall clean the Site and make it ready for utilization by Owner. At completion of Construction, Design/Builder shall remove all tools, appliances, construction equipment, temporary construction and machinery, and surplus materials and shall restore to original condition all property not designated for alteration by the Contract Documents.

D.            Loading Structures. Design/Builder shall not load nor permit any part of any structure to be loaded in any manner that will endanger the structure, nor shall Design/Builder subject any part of the Construction or adjacent property to stresses or pressures that will endanger it.

6.12        Record Documents

A.            Design/Builder shall maintain in a safe place at the Site one record copy of all Drawings, Specifications, Addenda, Change Orders, Field Orders and Work Change Directives in good order and annotated to show all changes made during performance of the Work. These record documents together with all approved Submittals will be available to Owner for reference. Upon completion of the Work, these record documents and Submittals, including a reproducible set of record drawings, will be delivered to Owner.

6.13        Safety and Protection

A.            Design/Builder shall be solely responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work. Design/Builder shall take all necessary precautions for the safety of, and shall provide the necessary protection to prevent damage, injury, or loss to:

1.             All persons on the Site or who may be affected by the Work;

2.             All Work and materials and equipment to be incorporated therein, whether in storage on or off the Site; and

3.             Other property at the Site or adjacent thereto, including trees, shrubs, lawns, walks, pavements, roadways, structures, utilities and underground facilities not designated for removal, relocation, or replacement in the course of construction.

B.            Design/Builder shall comply with applicable Laws or Regulations relating to the safety of persons or property, or to the protection of persons or property from damage, injury, or loss; and shall erect and maintain all necessary safeguards for such safety and protection. Design/Builder shall notify owners of adjacent property and of underground facilities and utility owners when prosecution of the Work may affect them, and shall cooperate with them in the protection, removal, relocation, and replacement of their property.

C.            All damage, injury, or loss to any property referred to in paragraph 6.13.A.2 or 6.13.A.3 caused, directly or indirectly, in whole or in part, by Design/Builder, any Subcontractor, Supplier, or any other individual or entity directly or indirectly employed by any of them to perform any of the Work, or anyone for whose acts any of them may be liable, shall be remedied by Design/Builder.

D.            Design/Builder’s duties and responsibilities for safety and for protection of the construction shall continue until such time as all the Work is completed and Owner has issued a notice to Design/Builder in accordance with paragraph 13.08.B that the Work is acceptable (except as otherwise expressly provided in connection with Substantial Completion).

6.14        Safety Representative

A.            Design/Builder shall designate a qualified and experienced safety representative at the Site whose duties and responsibilities shall be the prevention of accidents and the maintaining and supervising of safety precautions and programs.

6.15        Hazard Communication Programs

A.            Design/Builder shall be responsible for coordinating any exchange of material safety data sheets or other hazard communication information required to be made available to or exchanged between or among employers at the Site in accordance with Laws or Regulations.

6.16        Emergencies

A.            In emergencies affecting the safety or protection of persons or the Work or property at the Site or adjacent thereto, Design/Builder is obligated to act to prevent threatened damage, injury or loss. Design/Builder shall give Owner prompt written notice if Design/Builder believes that any significant changes in the Work or variations from the Contract Documents have been caused thereby or are required as a result thereof. If a change in the Contract Documents is required because of the action taken by Design/Builder in response to such an emergency, a Work Change Directive or Change Order will be issued.

6.17        Submittals

A.            Owner will review and approve Submittals in accordance with the schedule of required Submittals accepted by Owner as required by paragraph 2.06.A. Owner’s review and approval will be only to determine if the items covered by the Submittals will, after installation or incorporation in the construction, conform to the information given in the Contract Documents and be compatible with the design concept of the completed Project as a functioning whole as indicated by the Contract Documents. Owner’s review and approval will not extend to means, methods, techniques, sequences, or procedures of construction (except where a particular means, method, technique, sequence, or procedure of construction is specifically and expressly called for by the Contract Documents) or to safety precautions or programs incident thereto. The review and approval of a separate item as such will not indicate approval of the assembly in which the item functions.

B.            Owner’s review and approval of Submittals shall not relieve Design/Builder from responsibility for any variation from the requirements of the Contract Documents unless Design/Builder has in a separate written communication at the time of submission called Owner’s attention to each such variation and Owner has given written approval.

C.            Construction prior to Owner’s review and approval of any required Submittal will be at the sole risk of Design/Builder.

6.18        Continuing the Work

A.            Design/Builder shall continue the Work and adhere to the progress schedule during all disputes or disagreements with Owner.  No Work shall be delayed or postponed pending resolution of any disputes or disagreements, except as Design/Builder and Owner may otherwise agree in writing.

6.19        Post-Construction Phase

A.            Design/Builder shall:

1.             Provide assistance in connection with the start-up, testing, refining and adjusting of any equipment or system.

2.             Assist Owner in training staff to operate and maintain the Work.

3.             Assist Owner in developing systems and procedures for control of the operation and maintenance of and record keeping for the Work.

6.20        Design/Builder’s General Warranty and Guarantee

A.            Design/Builder warrants and guarantees to Owner that all Construction will be in accordance with the Contract Documents and will not be defective.  Design/Builder’s warranty and guarantee hereunder excludes defects or damage caused by:

1.             Abuse, modification or improper maintenance or operation by persons other than Design/Builder, Subcontractors, or Suppliers or any other individual for whom Design/Builder is responsible; or

2.             Normal wear and tear under normal usage.

B.            Design/Builder’s obligation to perform and complete the Work in accordance with the Contract Documents shall be absolute.  None of the following will constitute an acceptance of Work that is not in accordance with the Contract Documents or a release of Design/Builder’s obligation to perform the Work in accordance with the Contract Documents:

1.             Observations by Owner;

2.             The making of any progress or final payment;

3.             The issuance of a certificate of Substantial Completion;

4.             Use or occupancy of the Work or any part thereof by Owner;

5.             Any acceptance by Owner or any failure to do so;

6.             Any review and approval of a Submittal;

7.             Any inspection, test or approval by others; or

8.             Any correction of defective Construction by Owner.

6.21        Indemnification

A.            To the fullest extent permitted by Laws or Regulations, Design/Builder shall indemnify and hold harmless Owner, Owner’s Consultants, and the officers, directors, partners, employees, agents, other consultants and subcontractors of each from and against all claims, costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from the performance of Construction, provided that any such claim, cost, loss, or damage is attributable to bodily injury, sickness, disease, or death, or to injury to or destruction of tangible property (other than the Work itself), including the loss of use resulting there from) but only to the extent caused by any negligent act or omission of Design/Builder, any Subcontractor, any Supplier, or any individual or entity directly or indirectly employed by any of them to perform or furnish any of the Work.

B.            In any and all claims against Owner, Owner’s Consultant or any of their respective consultants, agents, officers, directors, partners or employees by any employee (or the survivor or personal representative of such employee) of Design/Builder, any Subcontractor, any Supplier, any individual or entity directly or indirectly employed by any of them to perform any of the Work or anyone for whose acts any of them may be liable, the indemnification obligation under paragraph 6.21.A shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Design/Builder or any such Subcontractor, Supplier, or other individual or entity under workers’ compensation acts, disability benefit acts or other employee benefit acts.

C.            The indemnification obligations of Design/Builder under paragraph 6.21.A shall not extend to the liability of Owner’s Consultant, and their officers, directors, partners, employees, agents, other consultants, and subcontractors arising out of the preparation or approval of maps, drawings, opinions, reports, surveys, designs, or specifications.

ARTICLE 7 – OTHER CONSTRUCTION

7.01        Related Work at Site

A.            Owner may perform other Work related to the Project at the Site by Owner’s employees, or let other direct contracts therefore or have other work performed by utility owners.  If such other work is not noted in the Contract Documents, then:

1.             Written notice thereof will be given to Design/Builder prior to starting any such other work; and

2.             Design/Builder may make a Claim therefore as provided in Article 9 if Design/Builder believes that such performance will involve additional expense to Design/Builder or requires additional time and the parties are unable to agree as to the amount or extent thereof.

B.            Design/Builder shall afford each other contractor who is a party to such a direct contract and each utility owner (and Owner, if Owner is performing the additional work with Owner’s employees) proper and safe access to the Site and a reasonable opportunity for the introduction and storage of materials and equipment and the execution of such other work and shall properly connect and coordinate the Work with theirs.  Unless otherwise provided in the Contract Documents, Design/Builder shall do all cutting, fitting, and patching of the Work that may be required to make its several parts come together properly and integrate with such other work.  Design/Builder shall not endanger any work of others by cutting, excavating, or otherwise altering their work and will only cut or alter their work with the written consent of Owner and the others whose work will be affected.  The duties and responsibilities of Design/Builder under this paragraph are for the benefit of such utility owners and other contractors to the extent that there are comparable provisions for the benefit of Design/Builder in said direct contracts between Owner and such utility owners and other contractors.

C.            If the proper execution or results of any part of Design/Builder’s Work depends upon work performed or services provided by others under this Article 7, Design/Builder shall inspect such other work and appropriate instruments of service and promptly report to Owner in writing any delays, defects or deficiencies in such other work or services that render it unavailable or unsuitable for the proper execution and results of Design/Builder’s Work.  Design/Builder’s failure so to report will constitute an acceptance of such other work as fit and proper for integration with Design/Builder’s Work except for latent or non-apparent defects and deficiencies in such other work.

7.02        Coordination

A.            If Owner intends to contract with others for the performance of other work on the Project at the Site, the following will be set forth in Supplementary Conditions:

1.             The individual or entity that has authority and responsibility for coordination of the activities among the various prime contractors will be identified;

2.             The specific matters to be covered by such authority and responsibility will be itemized; and

3.             The extent of such authority and responsibilities will be provided.

B.            Unless otherwise provided in the Supplementary Conditions, Owner shall have sole authority and responsibility in respect of such coordination.

ARTICLE 8 – OWNER’S RESPONSIBILITIES

8.01        General

A.            Owner shall do the following in a timely manner so as not to delay the services of Design/Builder:

1.             Designate in writing a person to act as Owner’s Representative with respect to the services to be rendered under this Agreement.  Such person shall have complete authority to transmit instructions, receive information, interpret and define Owner’s policies, make decisions with respect to performance of the Work, and shall provide such other services as may be agreed upon;

2.             Provide such legal services as Owner may require with regard to legal issues pertaining to the Project including any that may be raised by Design/Builder;

3.             If requested in writing by Design/Builder, furnish reasonable evidence satisfactory to Design/Builder that sufficient funds are available and committed for the entire cost of the Project.  Unless such reasonable evidence is furnished, Design/Builder is not required to commence or continue any Work, or may, if such evidence is not presented within a reasonable time, stop Work upon 15 days notice to the Owner;

4.             Make payments to Design/Builder promptly when they are due as provided in paragraph 13.03 and 13.08;

5.             Furnish the Site as set forth in paragraph 4.01.A;

6.             Furnish to Design/Builder, as required for performance of Design/Builder’s Services the following, all of which Design/Builder may use and rely upon in performing services under this Agreement:

a.             Environmental assessment and impact statements;

b.             Property, boundary, easement, right-of-way, topographic, and utility surveys;

c.             Property descriptions;

d.             Zoning, deed, and other land use restrictions;

e.             Engineering surveys to establish reference points for design and construction which in Owner’s judgment are necessary to enable Design/Builder to proceed with the Work;

f.              Assistance to Design/Builder in filing documents required to obtain necessary permits, licenses, and approvals of governmental authorities having jurisdiction over the Project;

g.             Permits, licenses, and approvals of government authorities Owner is specifically required to obtain by the Contract Documents; and

h.             All subsurface data at or contiguous to the Site which Owner may have obtained.

7.             Review Submittals subject to Owner review pursuant to paragraph 6.17.A; and

8.             Provide information known to or in the possession of Owner relating to the presence of materials and substances at the Site which could create a Hazardous Environmental Condition.

8.02        Insurance

A.            Owner’s responsibilities in respect of purchasing and maintaining liability and property insurance are set forth in Article 5.

8.03        Limitations on Owner’s Responsibilities

A.            The Owner shall not supervise, direct, or have control or authority over, nor be responsible for, Design/Builder’s means, methods, techniques, sequences, or procedures of construction or the safety precautions and programs incident thereto, or for any failure of Design/Builder to comply with Laws or Regulations applicable to the furnishing or performance of the Work.  Owner will not be responsible for Design/Builder’s failure to perform the Work in accordance with the Contract Documents.

8.04        Undisclosed Hazardous Environmental Condition

A.            Owner’s responsibility in respect of undisclosed Asbestos, PCBs, Petroleum, Hazardous Waste, or Radioactive Materials uncovered or revealed at the Site is set forth in paragraph 4.04.

8.05        Resident Project Representation

A.            Owner may furnish a Resident Project Representative to observe the performance of Construction.  The duties, responsibilities and limitations of authority of any such Resident Project Representative and assistants will be as provided in the Supplementary Conditions.

8.06        Owner’s Consultant

A.            Owner’s Consultant, if any, has no duties, responsibilities, or authorities with respect to Design/Builder, unless so provided in the Supplementary Conditions.

ARTICLE 9 – CHANGES IN THE WORK; CLAIMS

9.01        Authorized Changes in the Work

A.            Without invalidating the Agreement and without notice to any surety, Owner may, at any time or from time to time, order additions, deletions, or revisions in the Work within the general scope of the Contract by a Change Order or a Work Change Directive.  Upon receipt of any such document, Design/Builder shall promptly proceed with the Work involved which will be performed under the applicable conditions of the Contract Documents (except as otherwise specifically provided).

9.02        Unauthorized Changes in the Work

A.            Design/Builder shall not be entitled to an increase in the Contract Price or an extension of the Contract Times with respect to any Work performed that is not required by the Contract Documents as amended, modified and supplemented as provided in paragraph 3.04, except in the case of an emergency as provided in paragraph 6.16 or in the case of uncovering Construction as provided in paragraph 12.04.

9.03        Claims

A.            Notice.  If Owner and Design/Builder are unable to agree on entitlement to, or on the amount or extent, if any, of an adjustment in the Contract Price or an adjustment of the Contract Times that should be allowed as a result of any order of Owner pursuant to paragraph 9.01.A or other occurrence for which the Contract Documents provide that such adjustment(s) may be made, a Claim may be made therefore.  Written notice of intent to make such a Claim shall be submitted to the other party promptly and in no event more than 15 days after the start of the occurrence or event giving rise to the Claim.

B.            Documentation.  Substantiating documentation shall be submitted by the claiming party within 30 days after delivery of the notice required by paragraph 9.03.A.

C.            Decision.  The other party shall render a decision on the Claim no more than 30 days after the receipt of the substantiating documentation required by paragraph 9.03.B.  This decision will be final and binding unless the claiming party gives notice of intention to exercise its rights under Article 15 within 30 days of receipt of the decision and exercises such rights within 30 days of giving the notice of intent.

D.            Time Limit Extension.  The time limits of paragraphs 9.03.B and 9.03.C may be extended by mutual agreement.

9.04        Execution of Change Orders

A.            Owner and Design/Builder shall execute appropriate Change Orders covering:

1.             Changes in the Work which are (i) ordered by Owner pursuant to paragraph 9.01, (ii) required because of acceptance of defective Construction under paragraph 12.08 or Owner’s correction of defective Work under paragraph 12.09 or (iii) agreed to by the parties; and

2.             Changes in the Contract Price or Contract Times which are agreed to by the parties, including any undisputed sum or amount of time for Work actually performed in accordance with a Work Change Directive.

9.05        Notice to Sureties

A.            If notice of any change affecting the general scope of the Work or the provisions of the Contract Documents (including, but not limited to, Contract Price or Contract Times) is required by the provisions of any Bond to be given to a surety, the giving of any such notice will be Design/Builder’s responsibility.  The amount of each applicable Bond will be adjusted to reflect the effect of any such change.

ARTICLE 10 – COST OF THE WORK; CASH ALLOWANCES; UNIT PRICE WORK

10.01      Cost of the Work

A.            Costs Included.  The term Cost of the Work means the sum of all costs necessarily incurred and paid by Design/Builder in the proper performance of the Work.  When the value of Work covered by a Change Order or when a Claim for an adjustment in Contract Price is determined on the basis of Cost of the Work, the costs to be reimbursed to Design/Builder will be only those additional or incremental costs required because of the change of the Work or because of the event giving rise to the Claim.  Except as otherwise may be agreed to in writing by Owner, such costs shall be in amounts no higher than those prevailing in the locality of the Project, shall include only the following items, and shall not include any of the costs itemized in paragraph 10.01.B:

1.             Payroll costs for employees in the direct employ of Design/Builder in the performance of the Work under schedules of job classifications agreed upon by Owner and Design/Builder.

a.             Such employees shall include without limitation superintendents, foremen, and other personnel employed full-time at the Site.  Payroll costs for employees not employed full time on the Work shall be apportioned on the basis of their time spent on the Work.  Payroll costs shall include, but not be limited to, salaries and wages plus the cost of fringe benefits which shall include social security contributions, unemployment, excise and payroll taxes, workers’ compensation, health and retirement benefits, bonuses, sick leave, vacation and holiday pay applicable thereto.  The expenses of performing Work after regular working hours, on Saturday, Sunday or legal holidays, shall be included in the above to the extent authorized by Owner.

b.             Such employees shall also include engineers, engineering technicians, architects, and others providing Design Professional Services.  For purposes of this paragraph 10.01.A.1, Design/Builder shall be entitled to payment for such employees an amount equal to salary costs times a factor, both as designated in the Agreement, for all services performed or furnished by such employees engaged on the Project.

2.             Cost of all materials and equipment furnished and incorporated in the Work, including costs of transportation and storage thereof, and Suppliers’ field services required in connection therewith.  All cash discounts shall accrue to Design/Builder unless Owner deposits funds with Design/Builder with which to make payments, in which case the cash discounts shall accrue to Owner.  All trade discounts, rebates and refunds and returns from sale of surplus materials and equipment shall accrue to Owner, and Design/Builder shall make provisions so that they may be obtained.

3.             Payments made by Design/Builder to Subcontractors (excluding payments for Design Professional Services pursuant to paragraph 10.01.A.4) for Work performed or furnished by Subcontractors.  If any subcontract provides that the Subcontractor is to be paid on the basis of Cost of the Work plus a fee, the Subcontractor’s Cost of the Work and fee shall be determined in the same manner as Design/Builder’s Cost of the Work and fee.

4.             Payments made by Design/Builder for Design Professional Services provided or furnished under a Design Subagreement.

5.             Costs of special consultants (including but not limited to testing laboratories, surveyors, attorneys, and accountants) employed for services specifically related to the Work.

6.             Supplemental costs including the following items:

a.             The proportion of necessary transportation, travel and subsistence expenses of Design/Builder’s employees incurred in discharge of duties connected with the Work.

b.             Cost, including transportation and maintenance, of all materials, supplies, equipment, machinery, appliances, office and temporary facilities at the Site and hand tools not owned by the workers, which are consumed in the performance of the Work, and cost, less market value, of such items used but not consumed which remain the property of Design/Builder.

c.             Rentals of all construction or engineering equipment and machinery and the parts thereof whether rented from Design/Builder or others in accordance with rental agreements approved by Owner, and the costs of transportation, loading, unloading, installation, dismantling and removal thereof.  All such costs shall be in accordance with the terms of said rental agreements.  The rental of any such equipment, machinery or parts shall cease when the use thereof is no longer necessary for the Work.

d.             Sales, consumer, use, and other similar taxes related to the Work, and for which Design/Builder is liable, imposed by Laws or Regulations.

e.             Deposits lost for causes other than negligence of Design/Builder, any Subcontractor or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, and royalty payments and fees for permits and licenses.

f.              Losses, damages, and related expenses caused by damage to the Work not compensated by insurance or otherwise, sustained by Design/Builder in connection with the furnishing and performance of the Work provided they have resulted from causes other than the negligence of Design/Builder, any Subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.  Such losses shall include settlements made with the written consent and approval of Owner.  No such losses, damages, and expenses shall be included in the Cost of the Work for the purpose of determining Design/Builder’s fee.

g.             The cost of utilities, fuel, and sanitary facilities at the Site.

h.             Minor expenses such as telegrams, long distance telephone calls, telephone service at the Site, expressage, and similar petty cash items in connection with the Work.

i.              Cost of premiums for all Bonds and insurance Design/Builder is required by the Contract Documents to purchase and maintain.

B.            Costs Excluded.  The term Cost of the Work shall not include any of the following items:

1.             Payroll costs and other compensation of Design/Builder’s officers, executives, principals (of partnerships and sole proprietorships), general managers, engineers, architects, estimators, attorneys, auditors, accountants, purchasing and contracting agents, expediters, timekeepers, clerks and other personnel employed by Design/Builder whether at the Site or in Design/Builder’s principal or a branch office for general administration of the Work and not specifically included in the agreed upon schedule of job classifications referred to in paragraph 10.01.A.1, all of which are to be considered administrative costs covered by the Design/Builder’s fee.

2.             Expenses of Design/Builder’s principal and branch offices other than Design/Builder’s office at the Site.

3.             Any part of Design/Builder’s capital expenses, including interest on Design/Builder’s capital employed for the Work and charges against Design/Builder for delinquent payments.

4.             Costs due to the negligence of Design/Builder, any Subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to the correction of defective Work, disposal of materials or equipment wrongly supplied, and making good any damage to property.

5.             Other overhead or general expense costs of any kind and the costs of any item not specifically and expressly included in paragraph 10.01.A.

C.            Design/Builder’s Fee.  When all the Work is performed on the basis of cost-plus, Design/Builder’s fee shall be as set forth in the Agreement.  When the value of the Work covered by a Change Order is determined on the basis of Cost of the Work, Design/Builder’s fee shall be determined as set forth in paragraph 11.01.C.

D.            Documentation.  Whenever the cost of any Work is to be determined pursuant to paragraph 10.01.A and 10.01.B, Design/Builder will establish and maintain records thereof in accordance with generally accepted accounting practices and submit in a form acceptable to Owner an itemized cost breakdown together with supporting data.

10.02      Cash Allowances

A.            The Contract Price includes all allowances so named in the Contract Documents.  Design/Builder shall cause the Work so covered to be performed for such sums as may be acceptable to Owner.  Design/Builder agrees that:

1.             The allowances include the cost to Design/Builder (less any applicable trade discounts) of materials and equipment required by the allowances to be delivered at the Site, and all applicable taxes; and

2.             Except as set forth in the Contract Documents, Design/Builder’s costs for unloading and handling on the Site, labor, installation costs, overhead, profit, and other expenses contemplated for the allowances have been included in the Contract Price and not in the allowances, and no demand for additional payment on account of any of the foregoing will be valid.

B.            Prior to final payment, an appropriate Change Order will be issued to reflect actual amounts due Design/Builder on account of Work covered by allowances, and the Contract Price shall be correspondingly adjusted.

10.03      Unit Prices

A.            Where the Contract Documents provide that all or part of the Work is to be Unit Price Work, initially the Contract Price will be deemed to include for all of Unit Price Work an amount equal to the sum of the established unit prices for each separately identified item of Unit Price Work times the estimated quantity of each item as indicated in the Agreement.  The estimated quantities of items of Unit Price Work are not guaranteed and are solely for the purpose of comparison of Bids and determining an initial Contract Price.  Determinations of the actual quantities and classifications of Unit Price Work performed by Design/Builder will be made by Owner.

B.            Each unit price will be deemed to include an amount considered by Design/Builder to be adequate to cover Design/Builder’s overhead and profit for each separately identified item.

C.            Design/Builder or Owner may make a Claim for an adjustment in the Contract Price in accordance with Article 9 if:

1.             the quantity of any item of Unit Price Work performed by Design/Builder differs materially and significantly from the estimated quantity of such item indicated in the Contract Documents;

2.             there is no corresponding adjustment with respect to any other item of Work; and

3.             Design/Builder believes that it is entitled to an increase in Contract Price as a result of having incurred additional expense or Owner believes it is entitled to a decrease in Contract Price and the parties are unable to agree as to the amount of any such increase or decrease.

ARTICLE 11 – CHANGE OF CONTRACT PRICE; CHANGE OF CONTRACT TIMES

11.01      Change of Contract Price

A.            The Contract Price may only be changed by a Change Order.  Any Claim for an adjustment in the Contract Price shall be based on written notice delivered by the party making the Claim to the other party promptly in accordance with paragraph 9.03.A.

B.            The value of any Work covered by a Change Order or of any Claim for an adjustment in the Contract Price will be determined as follows:

1.             Where the Work involved is covered by unit prices contained in the Contract Documents, by application of such unit prices to the quantities of the items involved (subject to the provisions of paragraph 10.03); or

2.             Where the Work involved is not covered by unit prices contained in the Contract Documents, by a mutually agreed lump sum (which may include an allowance for overhead and profit not necessarily in accordance with paragraph 11.01.C.2); or

3.             Where the Work involved is not covered by unit prices contained in the Contract Documents and agreement to a lump sum is not reached under paragraph 11.01.B.2, on the basis of the Cost of the Work (determined as provided in paragraph 10.01) plus a Design/Builder’s Fee for overhead and profit (determined as provided in paragraph 11.01.C).

C.            Design/Builder’s Fee:  The Design/Builder’s fee for overhead and profit on Change Orders shall be determined as follows:

1.             A mutually acceptable fixed fee; or

2.             If a fixed fee is not agreed upon, then a fee based on the following percentages of the various portions of the Cost of the Work:

a.             For costs incurred under paragraphs 10.01.A.1.a and 10.01.A.2, the Design/Builder’s fee shall be 15 percent;

b.             For costs incurred under paragraph 10.01.A.3 10.01.A.4, 10.01.A.5 and 10.01.A.6, the Design/Builder’s fee shall be five percent;

c.             Where one or more tiers of subcontracts are on the basis of Cost of the Work plus a fee and no fixed fee is agreed upon, the intent of paragraphs 11.01.C.1 and 11.01.C.2.a is that the Subcontractor who actually performs or furnishes Work, at whatever tier, will be paid a fee of 15 percent of the costs incurred by such Subcontractor under paragraphs 10.01.A.1 and 10.01.A.2 and that any higher tier Subcontractor and Design/Builder will each be paid a fee of five percent of the amount paid to the next lower tier Subcontractor;

d.             The amount of credit to be allowed by Design/Builder to Owner for any change which results in a net decrease in cost will be the amount of the actual net decrease in cost plus a deduction in Design/Builder’s fee by an amount equal to five percent of such net decrease; and

e.             When both additions and credits are involved in any one change, the adjustment in Design/Builder’s fee shall be computed on the basis of the net change in accordance with paragraphs 11.01.C.2.a through 11.01.C.2.d, inclusive.

11.02      Change of Contract Times

A.            The Contract Times (or Milestones) may only be changed by a Change Order.  Any Claim for an adjustment of the Contract Times (or Milestones) shall be based on written notice pursuant to paragraph 9.03.A.

B.            Delays Beyond Design/Builder’s Control.  Where Design/Builder is prevented from completing any part of the Work within the Contract Times (or Milestones) due to delay beyond the control of Design/Builder, the Contract Times (or Milestones) will be extended in an amount equal to the time lost due to such delay if a Claim is made therefore as provided in paragraph 11.02.A.  Delays beyond the control of Design/Builder shall include, but not be limited to, acts or neglect by Owner, governmental agencies, acts or neglect of utility owners or other contractors performing other construction work as contemplated by Article 7, fires, floods, epidemics, abnormal weather conditions, or acts of God.

C.            If Owner or other contractor or utility owners performing other work for Owner as contemplated by Article 7, or anyone for whom Owner is responsible, delays, disrupts, or interferes with the performance or progress of the Work, then Design/Builder shall be entitled to an equitable adjustment in the Contract Price or the Contract Times, or both.  Design/Builder’s entitlement to an adjustment of the Contract Times is conditioned on such adjustment being essential to Design/Builder’s ability to complete the Work within the Contract Times.

D.            If Design/Builder is delayed in the performance or progress of the Work by fire, flood, epidemic, abnormal weather conditions, acts of God, acts or failures to act of utility owners not under the control of Owner, or other causes not the fault of and beyond control of Owner and Design/Builder, then Design/Builder shall be entitled to an equitable adjustment in Contract Times, if such adjustment is essential to Design/Builder’s ability to complete the Work within the Contract Times.  Such an adjustment shall be Design/Builder’s sole and exclusive remedy for the delays described in this Paragraph 11.02.C.

E.             Owner and Owner’s Consultant shall not be liable to Design/Builder for any claims, costs, losses, or damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals and all court or arbitration or other dispute resolution costs) sustained by Design/Builder on or in connection with any other project or anticipated project.

F.             Design/Builder shall not be entitled to an adjustment in Contract Price or Contract Times for delays within the control of Design/Builder.  Delays attributable to and within the control of a Subcontractor or Supplier shall be deemed to be delays within the control of Design/Builder.

ARTICLE 12 – TESTS AND INSPECTIONS; CORRECTION, REMOVAL OR ACCEPTANCE OF DEFECTIVE CONSTRUCTION

12.01      Notice of Defects

A.            Owner shall give Design/Builder prompt written notice of all defective Construction of which Owner has actual knowledge.  All defective Construction may be rejected, corrected or accepted as provided in this Article 12.

12.02      Access to Construction

A.            Owner, Owner’s Consultants, other representatives and personnel of Owner, independent testing laboratories and governmental agencies with jurisdictional interests will have access to the Site and the Construction at reasonable times for their observation, inspecting, and testing.  Design/Builder shall provide them proper and safe conditions for such access and advise them of Design/Builder’s Site safety procedures and programs so that they may comply therewith as applicable.

12.03      Tests and Inspections

A.            If the Contract Documents or Laws or Regulations of any public body having jurisdiction require any part of the Construction specifically to be inspected, tested or approved, Design/Builder shall assume full responsibility for arranging and obtaining such inspections, tests or approvals, pay all costs in connection therewith, and furnish Owner the required certificates of inspection or approval.  Design/ Builder shall also be responsible for arranging and obtaining and shall pay all costs in connection with any inspections, tests, or approvals required for Owner’s acceptance of materials or equipment to be incorporated in the Work or of materials, mix designs, or equipment submitted for approval prior to Design/Builder’s purchase thereof for incorporation in the Work.

B.            Design/Builder shall give Owner reasonable notice of the planned schedule for all required inspections, tests, or approvals.

C.            If any Construction (or the construction work of others) that is required to be inspected, tested, or approved is covered by Design/Builder without written concurrence of Owner, it must, if requested by Owner, be uncovered for observation at Design/Builder’s expense unless Design/ Builder has given Owner timely notice of Design/Builder’s intention to cover the same and Owner has not acted with reasonable promptness in response to such notice.

12.04      Uncovering Construction

A.            If any Construction is covered contrary to the written request of Owner, it must, if requested by Owner, be uncovered for Owner’s observation and recovered at Design/Builder’s expense.

B.            If Owner considers it necessary or advisable that covered Construction be observed by Owner or inspected or tested by others, Design/Builder, at Owner’s request, shall uncover, expose or otherwise make available for observation, inspection or testing as Owner may require, that portion of the Construction in question, furnishing all necessary labor, material and equipment.  If it is found that such Construction is defective, Design/Builder shall pay all costs and damages caused by or resulting from such uncovering, exposure, observation, inspection and testing and of satisfactory replacement or reconstruction, (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals, all court or arbitration or other dispute resolution costs, and all costs of repair or replacement of work of others);  and Owner shall be entitled to an appropriate decrease in the Contract Price, and, if the parties are unable to agree as to the amount thereof, Owner may make a Claim therefore as provided in Article 9.  If, however, such Construction is not found to be defective, Design/Builder shall be allowed an increase in the Contract Price or an extension of the Contract Times (or Milestones), or both, directly attributable to such uncovering, exposure, observation, inspection, testing, replacement and reconstruction.  If the parties are unable to agree as to the amount or extent thereof, Design/Builder may make a Claim therefore as provided in Article 9.

12.05      Owner May Stop Construction

A.            If Construction is defective, or Design/Builder fails to supply sufficient skilled workers or suitable materials or equipment, or fails to furnish or perform Construction in such a way that the completed Construction will conform to the Contract Documents, Owner may order Design/Builder to stop Construction or any portion thereof, until the cause for such order has been eliminated; however, this right of Owner to stop Construction will not give rise to any duty on the part of Owner to exercise this right for the benefit of Design/Builder or any other party.

12.06      Correction or Removal of Defective Construction

A.            Owner will have authority to disapprove or reject defective Construction and will have authority to require special inspection or testing of the Construction whether or not the Construction is fabricated, installed or completed.  If required by Owner, Design/Builder shall promptly, as directed, either correct all defective Construction, whether or not fabricated, installed or completed, or, if the Construction has been rejected by Owner, remove it from the Site and replace it with non-defective Construction.  Design/Builder shall bear all direct, indirect, and consequential costs of such correction or removal (including but not limited to fees and charges of engineers, architects, attorneys and other professionals and all court, arbitration, or other dispute resolution costs) arising out of or relating to such correction or removal.

12.07      Correction Period

A.            If within one year after the date of Substantial Completion of the entire Work or such longer period of time as may be prescribed by Laws or Regulations or by the terms of any applicable special guarantee required by the Contract Documents or by any specific provision of the Contract Documents, any Construction is found to be defective, Design/Builder shall promptly, without cost to Owner and in accordance with Owner’s written instructions, (i) correct such defective Construction, or, if it has been rejected by Owner, remove it from the Site and replace it with Construction that is not defective, and (ii) satisfactorily correct or remove and replace any damage to other Construction or the work of others resulting there from.  If Design/Builder does not promptly comply with the terms of such instructions, or in an emergency where delay would cause serious risk of loss or damage, Owner may have the defective Construction corrected or the rejected Construction removed and replaced, and all costs, losses, and damages caused by or resulting from such removal and replacement (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals, all court or arbitration or other dispute resolution costs, and all costs of repair or replacement of work of others) will be paid by Design/Builder.

B.            In special circumstances where a particular item of equipment is placed in continuous service before Substantial Completion of all the Work, the correction period for that item may start to run from an earlier date if so provided in the Conceptual Documents.

C.            Where defective Construction (and damage to other Construction resulting there from) has been corrected, removed or replaced under this paragraph 12.07, the correction period hereunder with respect to such Construction will be extended for an additional period of one year after such correction or removal and replacement has been satisfactorily completed.

12.08      Acceptance of Defective Construction

A.            If, instead of requiring correction or removal and replacement of defective Construction, Owner prefers to accept it, Owner may do so.  Design/Builder shall pay all costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) attributable to Owner’s evaluation of and determination to accept such defective Construction.  If any such acceptance occurs prior to final payment, a Change Order will be issued incorporating the necessary revisions in the Contract Documents, and Owner shall be entitled to an appropriate decrease in the Contract Price reflecting the diminished value of the Construction so accepted.  If the parties are unable to agree as to the amount thereof, Owner may make a Claim therefore as provided in Article 9.  If the acceptance occurs after final payment, an appropriate amount will be paid by Design/Builder to Owner.

12.09      Owner May Correct Defective Construction

A.            If Design/Builder fails within a reasonable time after written notice from Owner to correct defective Construction or to remove and replace rejected Construction as required by Owner in accordance with paragraphs 12.06.A or 12.07.A, or if Design/Builder fails to perform the Construction in accordance with the Contract Documents, or if Design/Builder fails to comply with any other provision of the Contract Documents, Owner may, after seven days’ written notice to Design/Builder, correct and remedy any such deficiency.

B.            In exercising the rights and remedies under this paragraph 12.09 Owner shall proceed expeditiously.  In connection with such corrective and remedial action, Owner may exclude Design/Builder from all or part of the Site, take possession of all or part of the Construction, and suspend Design/Builder’s services related thereto, take possession of Design/Builder’s tools, appliances, construction equipment and machinery at the Site, and incorporate in the Construction all materials and equipment stored at the Site or for which Owner has paid Design/Builder but which are stored elsewhere.  Design/Builder shall allow Owner, Owner’s Consultant, Owner’s representatives, agents, employees, and other contractors access to the Site to enable Owner to exercise the rights and remedies under this paragraph.

C.            All costs, losses, and damages (included but not limited to fees and charges of engineers, architects, attorneys and other professionals, all court or arbitration or other dispute resolution costs and all costs of repair or replacement of work of others) incurred or sustained by Owner in exercising such rights and remedies under this paragraph 12.09 will be charged against Design/Builder and a Change Order will be issued incorporating the necessary revisions in the Contract Documents, and Owner shall be entitled to an appropriate decrease in the Contract Price.  If the parties are unable to agree as to the amount thereof, Owner may make a Claim therefore as provided in Article 9.

D.            Design/Builder shall not be allowed an extension of the Contract Times (or Milestones) because of any delay in the performance of the Work attributable to the exercise by Owner of Owner’s rights and remedies under this paragraph 12.09.

ARTICLE 13 – PAYMENTS TO DESIGN/BUILDER AND COMPLETION

13.01      Schedule of Values

A.            The Schedule of Values established as provided in paragraph 2.06.A will serve as the basis for progress payments.  Progress payments on account of Unit Price Work will be based on the number of units completed.

13.02      Application for Progress Payment

A.            On or about the date established in the Agreement for submission of each application for progress payment (but not more often than once a month), Design/Builder shall submit to Owner for review an Application for Payment filled out and signed by Design/Builder covering the Work completed as of the date indicated on the Application and accompanied by supporting documentation as required by the Contract Documents.  If payment is requested on the basis of materials and equipment not incorporated in the Work but delivered and suitably stored at the Site or at another location agreed to in writing, the Application for Payment shall also be accompanied by a bill of sale, invoice or other documentation warranting that Owner has received the materials and equipment free and clear of all Liens and evidence that the materials and equipment are covered by appropriate property insurance and other arrangements to protect Owner’s interest therein, all of which will be satisfactory to Owner.

B.            Beginning with the second Application for Payment, each Application shall include an affidavit of Design/Builder stating that all previous progress payments received on account of the Work have been applied on account to discharge Design/Builder’s legitimate obligations associated with prior Applications for Payment.

C.            The amount of retainage with respect to progress payments will be as stipulated in the Agreement.

13.03      Progress Payments

A.            Procedure.  Unless otherwise agreed by the Owner and Design/Builder, Progress payments shall be made by the Owner to the Design/Builder according to the following procedure:

1.             Owner will, within ten days of receipt of each Application for Payment, either indicate in writing its acceptance of the Application and state that the Application is being processed for payment, or return the Application to Design/Builder indicating in writing its reasons for refusing to accept the Application.  Not more than ten days after accepting such Application the amount will become due and when due will be paid by Owner to Design/Builder.

2.             If Owner should fail to pay Design/Builder at the time the payment of any amount becomes due, then Design/Builder may, at any time thereafter, upon serving written notice that he will stop the Work within seven days after receipt of the notice by Owner, and after such seven day period, stop the Work until payment of the amount owing has been received.  Written notice shall be deemed to have been duly served if sent by certified mail to the last known business address of Owner.

3.             Payments due but unpaid shall bear interest at the rate specified in the Agreement.

4.             No Progress Payment nor any partial or entire use or occupancy of the Project by Owner shall constitute an acceptance of any Work not in accordance with the Contract Documents.

B.            Reduction in or Refusal to Make Payment.  Owner may refuse to make the whole or any part of any such payment, or because of subsequently discovered evidence or the results of subsequent inspections or tests, nullify any previous payment, to the extent that is reasonably necessary to protect Owner from loss because:

1.             the Construction is defective, or completed Construction has been damaged requiring correction or replacement; or

2.             the Contract Price has been reduced by Change Order; or

3.             Owner has been required to correct defective Construction or complete Work in accordance with paragraph 12.09.A; or

4.             Owner has actual knowledge of the occurrence of any of the events enumerated in paragraphs 14.02.A; or

5.             Claims have been made against Owner on account of Design/Builder’s performance or furnishing of the Work; or

6.             Liens have been filed in connection with the Work, except where Design/Builder has delivered a specific Bond satisfactory to Owner to secure the satisfaction and discharge of such Liens; or

7.             There are other items entitling Owner to a set off against the amount for which application is made.

C.            If Owner refuses to make payment of the full amount requested by Design/Builder, Owner must give Design/Builder immediate written notice stating the reasons for such action and promptly pay Design/Builder any amount remaining after deduction of the amount withheld.  Owner shall promptly pay Design/Builder the amount withheld or any adjustment thereto agreed to when Design/Builder corrects to Owner’s satisfaction the reason for such action.

13.04      Design/Builder’s Warranty of Title

A.            Design/Builder warrants and guarantees that title to all Construction, materials, and equipment covered by any Application for Payment, whether incorporated in the Project or not, will pass to Owner no later than the time of payment free and clear of all Liens.

13.05      Substantial Completion

A.            When Design/Builder considers the Work ready for its intended use, including satisfying each of the process warranties set forth in Article 9 of the Agreement, Design/Builder shall notify Owner in writing that the Work is substantially complete (except for items specifically listed by Design/Builder as incomplete) and request that Owner issue a certificate of Substantial Completion.  Promptly thereafter, Owner and Design/Builder shall make an inspection of the Work to determine the status of completion.  If Owner does not consider the Work substantially complete, Owner will notify Design/Builder in writing giving the reasons therefore.  If Owner considers the Work substantially complete, Owner will prepare and deliver to Design/Builder a certificate of Substantial Completion which shall fix the date of Substantial Completion.  There shall be attached to the certificate a list of items to be completed or corrected before final payment.  At the time of delivery of the certificate of Substantial Completion, Owner will deliver to Design/Builder a written determination as to division of responsibilities pending final payment between Owner and Design/Builder with respect to security, operation, safety, protection of Construction, maintenance, heat, utilities, insurance and warranties and guarantees.

B.            Owner will have the right to exclude Design/Builder from the Site after the date of Substantial Completion, but Owner will allow Design/Builder reasonable access to complete or correct items on the list of items to be completed.

13.06      Partial Utilization

A.            Prior to Substantial Completion of all the Work, Owner may use or occupy any substantially completed part of the Construction which (i) has specifically been identified in the Contract Documents, or (ii) Owner and Design/Builder agree constitute a separately functioning and usable part of the Construction that can be used by Owner for its intended purpose without significant interference with Design/ Builder’s performance of the remainder of the Construction, subject to the following:

1.             Owner at any time may request Design/Builder in writing to permit Owner to use or occupy any such part of the Construction which Owner believes to be ready for its intended use and substantially complete.  If Design/Builder agrees that such part of the Work is substantially complete, Design/Builder will certify to Owner that such part of the Construction is substantially complete and request Owner to issue a certificate of Substantial Completion for that part of the Construction.  Design/Builder at any time may notify Owner in writing that Design/Builder considers any such part of the Work ready for its intended use and substantially complete and request Owner to issue a certificate of Substantial Completion for that part of the Work.  Within a reasonable time after either such request, Owner and Design/Builder shall make an inspection of that part of the Work to determine its status of completion.  If Owner does not consider that part of the Work to be substantially complete, Owner will notify Design/Builder in writing giving the reasons therefore.  If Owner considers that part of the Work to be substantially complete, the provisions of paragraph 13.05 will apply with respect to certification of Substantial Completion of that part of the Work and the division of responsibility in respect thereof and access thereto.

2.             No use or occupancy of part of the Construction will be accomplished prior to compliance with the requirements of paragraph 5.10 regarding property insurance.

13.07      Final Inspection

A.            Upon written notice from Design/Builder that the entire Work or an agreed portion thereof is complete, Owner will make a final inspection with Design/Builder and will notify Design/Builder in writing of all particulars in which this inspection reveals that the Work is incomplete or defective.  Design/Builder shall immediately take such measures as are necessary to complete such Work or remedy such deficiencies.

13.08      Final Payment

A.            Application for Payment.

1.             After Design/Builder has completed all such corrections to the satisfaction of Owner and delivered in accordance with the Contract Documents all maintenance and operating instructions, schedules, guarantees, Bonds, certificates or other evidence of insurance, certificates of inspection, record documents (as provided in paragraph 6.12) and other documents, Design/Builder may make application for final payment following the procedure for progress payments.

2.             The final Application for Payment shall be accompanied (unless previously delivered) by:  (i) all documentation called for in the Contract Documents, including but not limited to the evidence of insurance required by paragraph 5.04.B.7; (ii) consent of the surety, if any, to final payment; and (iii) complete and legally effective releases or waivers (satisfactory to Owner) of all Liens arising out of or filed in connection with the Work.

3.             In lieu of such releases or waivers of Liens specified in paragraph 13.08.A.2 and as approved by Owner, Design/Builder may furnish receipts or releases in full and an affidavit of Design/Builder that: (i) the releases and receipts include all labor, services, material and equipment for which a Lien could be filed, and (ii) all payrolls, material and equipment bills and other indebtedness connected with the Work for which Owner or Owner’s property might in any way be responsible have been paid or otherwise satisfied.  If any Subcontractor or Supplier fails to furnish such a release or receipt in full, Design/Builder may furnish a Bond or other collateral satisfactory to Owner to indemnify Owner against any Lien.

B.            Final Payment and Acceptance.  If Owner is satisfied that the Work has been completed and Design/Builder’s other obligations under the Contract Documents have been fulfilled, Owner will, within ten days after receipt of the final Application for Payment, give written notice to Design/Builder that the Work is acceptable.  Otherwise, Owner will return the Application to Design/Builder, indicating in writing the reasons for refusing to process final payment, in which case Design/Builder shall make the necessary corrections and resubmit the Application.

C.            Payment Becomes Due.  Thirty days after the presentation to Owner of the acceptable Application and accompanying documentation, in appropriate form and substance and with Owner’s notice of acceptability, the amount will become due and will be paid by Owner to Design/Builder.

13.09      Final Completion Delayed

A.            If, through no fault of Design/Builder, final completion of the Work is significantly delayed, Owner shall, upon receipt of Design/Builder’s final Application for Payment, and without terminating the Agreement, make payment of the balance due for that portion of the Work fully completed and accepted.  If the remaining balance to be held by Owner for Work not fully completed or corrected is less than the retainage stipulated in the Agreement, and if Bonds have been furnished as required in paragraph 5.01.A, the written consent of the surety to the payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by Design/Builder to Owner with the Application for such payment.  Such payment shall be made under the terms and conditions governing final payment, except that it shall not constitute a waiver of Claims.

13.10      Waiver of Claims

A.            The making and acceptance of final payment will constitute:

1.             A waiver of all Claims by Owner against Design/Builder, except Claims arising from unsettled Liens, from defective Construction appearing after final inspection pursuant to paragraph 13.07, from failure to comply with the Contract Documents or the terms of any special guarantees specified therein, or from Design/Builder’s continuing obligations under the Contract Documents; and

2.             A waiver of all Claims by Design/Builder against Owner other than those previously made in writing and still unsettled.

ARTICLE 14 – SUSPENSION OF WORK AND TERMINATION

14.01      Owner May Suspend Work

A.            At any time and without cause, Owner may suspend the Work or any portion thereof for a period of not more than 90 days by notice in writing to Design/Builder which will fix the date on which Work will be resumed.  Design/Builder shall resume the Work on the date so fixed.  Design/Builder shall be allowed an adjustment in the Contract Price or an extension of the Contract Times, or both, directly attributable to any such suspension if Design/Builder makes a Claim therefore as provided in Article 9.

14.02      Owner May Terminate for Cause

A.            The occurrence of any one or more of the following events justifies termination for cause:

1.             Design/Builder’s persistent failure to perform the Work in accordance with the Contract Documents (including, but not limited to, failure to supply sufficient skilled workers or suitable materials or equipment or failure to adhere to the progress schedule established under paragraph 2.06.A as adjusted from time to time pursuant to paragraph 6.05).

2.             Design/Builder’s disregard of Laws or Regulations of any public body having jurisdiction.

3.             Design/Builder’s violation in any substantial way of provisions of the Contract Documents.

B.            If one or more of the events identified in paragraph 14.02.A occur, Owner may, after giving Design/Builder (and the surety, if any) seven days’ written notice, terminate the services of Design/Builder, take possession of any completed Drawings and Specifications prepared by or for Design/Builder (subject to the indemnification provisions of paragraph 3.05.A), exclude Design/Builder from the Site, and take possession of the Work and of all Design/Builder’s tools, appliances, construction equipment and machinery at the Site and use the same to the full extent they could be used by Design/Builder (without liability to Design/Builder for trespass or conversion), incorporate in the Work all materials and equipment stored at the Site or for which Owner has paid Design/Builder but which are stored elsewhere, and finish the Work as Owner may deem expedient.  In such case Design/Builder shall not be entitled to receive any further payment until the Work is finished.  If the unpaid balance of the Contract Price exceeds all costs, losses and damages sustained by Owner arising out of or resulting from completing the Work (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) such excess will be paid to Design/Builder.  If such costs, losses and damages exceed such unpaid balance, Design/Builder shall pay the difference to Owner.  Such costs, losses and damages incurred by Owner will be incorporated in a Change Order.  When exercising any rights or remedies under this paragraph Owner shall not be required to obtain the lowest price for the Work performed.

C.            Notwithstanding paragraph 14.02.B, Design/ Builder’s services will not be terminated if Design/Builder begins, within seven days of receipt of notice of intent to terminate, to correct its failure to perform and proceeds diligently to cure such failure within no more than 30 days of receipt of said notice.

D.            Where Design/Builder’s services have been so terminated by Owner, the termination will not affect any rights or remedies of Owner against Design/Builder then existing or which may thereafter accrue.  Any retention or payment of moneys due Design/Builder by Owner will not release Design/Builder from liability.

14.03      Owner May Terminate for Convenience

A.            Upon seven days’ written notice to Design/Builder, Owner may, without cause and without prejudice to any other right or remedy of Owner, elect to terminate the Contract.  In such case, Design/Builder shall be paid (without duplication of any items) for:

1.             Completed and acceptable Work executed in accordance with the Contract Documents prior to the effective date of termination, including fair and reasonable sums for overhead and profit on such Work;

2.             Expenses sustained prior to the effective date of termination in performing services and furnishing labor, materials or equipment as required by the Contract Documents in connection with uncompleted Work, plus fair and reasonable sums for overhead and profit on such expenses;

3.             Amounts paid in settlement of terminated contracts with Subcontractors, Suppliers and others (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs incurred in connection with termination of contracts with Subcontractors, Suppliers and others); and

4.             Reasonable expenses directly attributable to termination.

B.            Except as provided in paragraph 14.03.C, Design/Builder shall not be paid on account of loss of anticipated profits or revenue or other economic loss arising out of or resulting from such termination.

14.04      Design/Builder May Stop Work or Terminate

A.            If, through no act or fault of Design/Builder, the Work is suspended for a period of more than 90 days by Owner or under an order of court or other public authority, or Owner fails to act on any Application for Payment within thirty days after it is submitted or Owner fails for thirty days to pay Design/Builder any sum finally determined to be due, then Design/Builder may, upon seven days’ written notice to Owner, and provided Owner does not remedy such suspension or failure within that time, terminate the Agreement and recover from Owner payment on the same terms as provided in paragraph 14.03.A.  In lieu of terminating the Agreement and without prejudice to any other right or remedy, if Owner has failed for 30 days to pay Design/Builder any sum finally determined to be due, Design/Builder may upon seven days’ written notice to Owner stop the Work until payment is made of all such amounts due Design/Builder, including interest thereon.  The provisions of this paragraph 14.04.A are not intended to preclude Design/Builder from making Claim under Article 9 for an increase in Contract Price or Contract Times or otherwise for expenses or damage directly attributable to Design/Builder’s stopping Work as permitted by this paragraph.

ARTICLE 15 – DISPUTE RESOLUTION

15.01      Prompt Notice

A.            The parties agree that prompt notice is an essential component of effective and fair dispute resolution.  The parties will provide within fifteen (15) days notice of any condition or circumstance which the party should reasonably believe may lead to a claim.  Failure to provide notice as required under this Agreement shall be deemed to be a waiver of any related claim subsequently brought.

15.02      Mediation

A.            The parties shall endeavor to resolve all claims, disputes or other matters arising out of or relating or this Agreement by good faith discussions.   If such effort is not successful, any claim, dispute or other matter arising out of or relating or this Agreement which remains unresolved shall be subject to mediation as a condition precedent to arbitration or the institution of legal proceedings.  Requests for mediation shall be filed with the American Arbitration Association and the location of any mediation shall be in the state where the Project is located.  The parties shall share the mediator’s fee and any filing fee equally.   The mediation shall be conducted in accordance with the Construction Industry Mediation Rules of the American Arbitration Association.

15.03      Arbitration

A.            Claims, disputes or other matters arising out of or relating or this Agreement which are not resolved by mediation may be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.  The demand for arbitration shall be filed on the other party.  Within ten (10) days thereafter the parties shall file the demand with a mutually acceptable arbitration services organization, which may include the American Arbitration Association or Judicial Arbitration and Mediation Services.   Any arbitration shall be conducted in the state where the Project is located.

B.            The demand for arbitration shall be provided to the other party within a reasonable time after the claim, dispute or other matter in question has arisen.   The arbitration will be conducted by a single arbitrator unless the parties cannot agree, in which case the Construction Industry Arbitration Rules of the American Arbitration Association will control.  The award entered by the arbitrator or arbitrators shall be final, and judgment may be entered in accordance with the laws of the state where the Project is located.

ARTICLE 16 – MISCELLANEOUS

16.01      Giving Notice

A.            Whenever any provision of the Contract Documents requires the giving of written notice, it will be deemed to have been validly given if delivered in person to the individual or to a member of the firm or to an officer of the corporation for whom it is intended, or if delivered at or sent by certified mail, postage prepaid, to the last business address known to the giver of the notice.

16.02      Computation of Times

A.            When any period of time is referred to in the Contract Documents by days, it will be computed to exclude the first and include the last day of such period.  If the last day of any such period falls on a Saturday or Sunday or on a day made a legal holiday by the law of the applicable jurisdiction, such day will be omitted from the computation.

16.03      Cumulative Remedies

A.            The duties and obligations imposed by these General Conditions and the rights and remedies available hereunder to the parties hereto are in addition to, and are not to be construed in any way as a limitation of, any rights and remedies available to any or all of them which are otherwise imposed or available by:

1.             Laws or Regulations; or

2.             any special warranty or guarantee; or

3.             other provisions of the Contract Documents.

B.            The provisions of paragraph 16.03.A will be as effective as if repeated specifically in the Contract Documents in connection with each particular duty, obligation, right and remedy to which they apply.

16.04      Survival of Obligations

A.            All representations, indemnifications, warranties and guarantees made in, required by or given in accordance with the Contract Documents, as well as all continuing obligations indicated in the Contract Documents, will survive final payment, completion and acceptance of the Work and termination or completion of the Contract.

16.05      Controlling Law

A.            The Contract Documents will be construed in accordance with the law of the place of the Project.